Exhibit 99.1

Execution Version

TERM FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Set forth below is a summary of the principal terms and conditions for the Term Facility (as defined below). This summary is intended for discussion purposes only and does not purport to summarize all the terms, conditions, representations and other provisions with respect to the transaction referred to herein, which will be set forth in the definitive documentation for the Term Facility (the “Term Documentation”) and shall not constitute an “Extension Offer” (as defined in the Existing Credit Agreement) until expressly and separately so notified by the Borrower to you in writing. Further, as the Term Documentation is not finalized, these terms are subject to change in all respects, and reference should be made to the Term Documentation for the final terms of the Term Facility.

Borrower:	General Nutrition Centers, Inc., a Delaware corporation (the “Borrower”).

Lenders:

The “Tranche B Term Loan Lenders” (as used herein, the “Term Lenders”) as defined in that certain Credit Agreement, dated as of November 26, 2013 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among GNC Corporation, a Delaware corporation (“Parent”), the Borrower, the lenders and other parties party thereto and JPMorgan Chase Bank, N.A., as administrative agent; provided that Term Lenders will not include (a) competitors of the Borrower and its subsidiaries, and any person controlling any such competitor, in each case identified in writing by the Borrower to the Term Administrative Agent, and (b) any affiliates of any such competitors or controlling persons reasonably identifiable as affiliates solely on the basis of their names (other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clause (a) above) or identified by the Borrower in writing to the Term Administrative Agent from time to time (it being understood that any update pursuant to clause (a) or clause (b) above shall not apply retroactively or to any entity that is party to a pending trade as of the date of such notice with respect to the Term Facility) (the persons described in clauses (a) and (b), collectively, the “Disqualified Lenders”).

Administrative Agent:	JPMorgan Chase Bank, N.A. will act as sole and exclusive administrative agent (in such capacity, the “Term Administrative Agent”).

Collateral Agent:	Global Loan Agency Services Limited will act as sole and exclusive collateral agent (in such capacity, the “Term Collateral Agent” and, together with the Term Administrative Agent, the “Term Agents”).

Transactions:

“Extension Transactions” means the (a) extension of the “Tranche B Term Loan Maturity Date” (as defined in the Existing Credit Agreement; the “Tranche B Term Loan Maturity Date” defined in the Existing Credit Agreement is referred to herein as the “Non-Extended Term Loan Maturity Date”) as set forth herein and (b) amendment and restatement of the Existing Credit Agreement to reflect the foregoing and the other terms set forth herein. “Repayment Transactions” means the (a) termination of the “Revolving Credit Commitment” and repayment in full of the outstanding “Revolving Credit Loans” (each as defined in the Existing Credit Agreement) and (b) repayment of a portion of the Term Loans of the Extending Lenders. “Transactions” means the Extension Transactions, the Repayment Transactions and the entering into of a (a) four and one half-year asset-based revolving credit facility (the “Revolving Facility”; the loans thereunder, the “Revolving Loans”) in an aggregate principal amount of up to $100,000,000 and (b) four-year and ten-month asset-based term loan facility (the “FILO Term Facility” and, together with the Revolving Facility, the “ABL Facilities”; the loans thereunder, the “FILO Term Loans”) advanced on a “first-in, last-out” basis in an aggregate principal amount of $275,000,000.

FILO Transactions:	A portion of the Term Loans of Extending Lenders will be converted to FILO Term Loans on the Closing Date, as described in the following paragraphs.

The Borrower intends to obtain commitments in an amount of up to $126,000,000 with respect to the FILO Term Loans, which commitments will be funded by the making of FILO Term Loans to the Borrower, and which will yield cash proceeds to the Borrower, on the Closing Date, solely to the extent needed to pay Extending Lenders who have exercised the “Cash Option” described below (such cash proceeds, the “FILO Cash Proceeds”). The remainder of the $275,000,000 of FILO Term Loans (such remainder, the “FILO Allocable Amount”) will be allocated as set forth below.

Each Term Lender that agrees to become an Extending Lender but does not do so within three business days of the date that solicitation of such consents was posted by the Term Administrative Agent on Syndtrak/LendAmend (each such Extending Lender, an “Late Consenter”) will have the option to either:

(a)

have 20% of the aggregate principal amount of its Extended Term Loans repaid in cash with the FILO Cash Proceeds (the “Cash Option”), in which case (x) the Borrower will pay such Late Consenter such amount in cash with a portion of the FILO Cash Proceeds and (y) such Extending Lender will not receive an allocation of the FILO Allocable Amount (and, for the avoidance of doubt, the remainder of the Term Loans of such Extending Lender shall be Extended Term Loans); or

(b)

decline the Cash Option, in which case 20% of the aggregate principal amount of its Term Loans will be converted to FILO Term Loans (and, for the avoidance of doubt, the remainder of the Term Loans of such Extending Lender shall be Extended Term Loans).

Each Term Lender that agrees to become an Extending Lender within three business days of the date that solicitation of such consents was posted by the Term Administrative Agent on Syndtrak/LendAmend (each such Extending Lender, an “Early Consenter”) will have the option to either:

(a)

exercise the Cash Option in order to have 20% of the aggregate principal amount of its Extended Term Loans (including any Extended Term Loans it acquires between the consent date and the Closing Date) repaid in cash with the FILO Cash Proceeds, in which case (x) the Borrower will pay such Early Consenter such amount in cash with a portion of the FILO Cash Proceeds and (y) such Extending Lender will not receive an allocation of the FILO Allocable Amount (and, for the avoidance of doubt, the remainder of the Term Loans of such Extending Lender shall be Extended Term Loans); or

(b)

decline the Cash Option, in which case the Extended Term Loans of such Early Consenter (including any Extended Term Loans it acquires between the consent date and the Closing Date) will be divided as between Extended Term Loans and FILO Term Loans (with the amount of FILO Term Loans allocated to such Early Consenter to equal its pro rata portion of the FILO Allocable Amount, taking into account the amounts to be allocated to all other Extending Lenders who have declined the Cash Option) (it being understood that Early Consenters who decline the Cash Option are not limited to having 20% of the aggregate principal amount of their Extended Term Loans converted to FILO Term Loans and, therefore, may have a greater percentage of their Extended Term Loans converted to FILO Term Loans than Late Consenters who decline the Cash Option and that the amount of FILO Term Loans allocated to Early Consenters who decline the Cash Option shall be increased such that the aggregate principal amount of FILO Term Loans on the Closing Date is $275,000,000).

For the avoidance of doubt, the Cash Option shall not be available to any Extending Lender who has provided all or a portion of the cash commitment referred to in the second paragraph in this section above.

Closing Date:

A date designated by the Borrower, but which in any event shall not occur until all of the conditions expressly stated or referred to in Annex II have been satisfied (or waived by each applicable Term Lender in its sole discretion) (such date, the “Closing Date”).

Facilities:

Any “Term Loan Facility” (as defined in the Existing Credit Agreement; the “Tranche B Term Loan Facility” defined in the Existing Credit Agreement is referred to herein as the “Term Facility” and, the loans thereunder are referred to herein as the “Term Loans”).

The Term Lenders agreeing to the Extension Transactions with respect to their Term Loans are referred to herein as the “Extending Lenders” and such Term Loans as the “Extended Term Loans”, and the Term Lenders not so agreeing to the Extension Transactions are referred to herein as the “Non-Extending Lenders” and such Term Loans not subject to the Extension Transactions as the “Non-Extended Term Loans”.

Purpose and Availability:	The Revolving Facility will be used by Borrower and its subsidiaries for working capital and general corporate purposes (including permitted acquisitions and other investments).

The proceeds of the FILO Term Facility will be used on the Closing Date to repay a portion of the Term Loans of the Extending Lenders.

The proceeds of the Incremental Term Facilities, Incremental Term Increases and Incremental Equivalent Debt will be used by the Borrower and its subsidiaries for working capital and general corporate purposes, provided that notwithstanding anything herein to the contrary, the proceeds of Incremental Term Facilities, Incremental Term Increases and Incremental Equivalent Debt that is secured on a pari passu basis with the Term Facilities shall only be used to make prepayments of Non-Extended Term Loans.

Final Maturity and

Amortization:

The Extended Term Loans will mature on the date that is the earlier to occur of (a) March 4, 2021 (the “Extended Term Loan Maturity Date”) and (b) the date that is 91 days prior to the Convertible Stated Maturity Date, unless (in the case of this clause (b)) all amounts exceeding $50,000,000 of the Convertible Senior Notes have been either (x) refinanced with permitted indebtedness maturing later than 90 days after the maturity date of the Extended Term Loans or (y) repaid, discharged, prepaid or converted, in each case, prior to such date, other than with the proceeds of any indebtedness maturing earlier than 91 days after the maturity date of the Extended Term Loans (any such repayment, discharge, prepayment, refinancing or conversion, the “Existing Indenture Discharge”). The Extended Term Loans will amortize in equal quarterly installments in an amount equal to $10,700,000, with the balance payable on the Extended Term Loan Maturity Date.

The “Convertible Stated Maturity Date” shall mean the stated maturity date of the 1.50% Convertible Senior Notes due August 15, 2020 (the “Convertible Senior Notes”) under that certain indenture dated as of August 10, 2015, among GNC Holdings, Inc., Parent, the Borrower and the other subsidiaries party thereto, and Bank of New York Mellon Trust Company, N.A., as trustee (the “Existing Indenture”) or, if the Convertible Senior Notes are refinanced with permitted indebtedness maturing between August 10, 2020 and March 4, 2021, such later maturity date.

The Term Documentation will contain customary provisions permitting the Borrower to extend the maturities of any class of Term Loans with the consent of only those Term Lenders whose maturities are being extended and without the consent of any other Term Lender, provided that it is understood that no existing Term Lender will have any obligation to commit to any such extension; provided, further, that (subject to the following sentence) each Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche; provided, further, that any such extension (x) without limitation, may, subject to the Borrower’s consent, contain an increase in the interest rate or fees payable with respect to such extended loans and (y) shall not be subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions.” Notwithstanding the foregoing, any Extending Lender may, after the Closing Date, purchase Non-Extended Term Loans from Non-Extending Lenders and, at the option of such purchasing Extending Lender, convert such Non-Extended Term Loans into Extended Term Loans.

Incremental Facilities:

The Term Documentation will permit the Borrower to add one or more incremental term loan facilities (each, an “Incremental Term Facility”) and/or increase commitments under a Term Facility (any such increase, an “Incremental Term Increase”); provided that (a) the proceeds of Incremental Term Facilities and Incremental Term Increases shall only be used to make prepayments of Non-Extended Term Loans in an amount not exceeding the principal amount of the Non-Extended Term Loans prepaid substantially concurrently with the receipt of such proceeds, plus accrued interest and breakage costs, if any, (b) any Incremental Term Facility will rank pari passu in right of payment and security with each Term Facility, (c) except in the case of a bridge loan which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity date of any Term Facility, any Incremental Term Facility will have a final maturity no earlier than the latest maturity of any Term Facility, (d) except in the case of a bridge loan which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity date of any Term Facility, the weighted average life to maturity of any Incremental Term Facility shall be no shorter than that of any Term Facility as of the date of the determination, (e) in the case of an Incremental Term Increase, such Incremental Term Increase shall be on the same terms and pursuant to the same documentation applicable to the applicable Term Facility (excluding upfront fees and customary arranger fees), (f) subject to clauses (c) and (d) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder, (g) the All-In Yield (as defined below) applicable to any Incremental Term Facility will in each case be determined by the Borrower and the lenders providing such Incremental Term Facility, but will not be more than 0.50% higher than the corresponding All-In Yield for the Extended Term Loans, unless the interest rate margins with respect to the Extended Term Loans are increased by an amount equal to the difference between the All-In Yield with respect to the Incremental Term Facility and the corresponding All-In Yield on the Extended Term Loans minus 0.50% (provided that if such Incremental Term Facility includes an interest rate floor greater than the interest rate floor under the Extended Term Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Extended Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Extended Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the Extended Term Loans shall be increased to the extent of such differential between interest rate floors) (all adjustments made pursuant to this clause (g), the “MFN Adjustment”), (h) subject to the provisions described below under the heading “Limited Condition Transactions”, (A) no default or event of default shall have occurred and be continuing or would result under the Term Facility immediately after giving effect to such Incremental Term Facility or Incremental Term Increase and (B) the representations and warranties contained in the Term Documentation (or, in the case of a Limited Condition Transaction, the standard shall be the “specified representations”) shall be true and correct in all material respects (or in all respects to the extent that any representation or warranty is qualified by materiality); (i) for purposes of prepayments, any Incremental Term Facility shall be treated substantially the same as (or less favorably than) the Extended Term Loans and any mandatory prepayments of debt with respect to an Incremental Term Facility will be made on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) with mandatory prepayments of the Extended Term Loans and (j) except as otherwise required or permitted in clauses (a) through (i) above, all other terms of any Incremental Term Facility (excluding optional prepayment and redemption terms) shall be the same as in the Term Documentation (except for covenants and other provisions that are (x) added to the Term Documentation for the benefit of the Term Lenders or (y) applicable only after the latest maturity date of any Term Facility) or be reasonably satisfactory to the Term Administrative Agent.

“All-In Yield” means, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBOR or ABR floor, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable indebtedness); provided, further, that “All-In Yield” shall not include customary arrangement fees, structuring fees, syndication fees and similar fees not shared with all lenders of such indebtedness.

The Borrower may, but shall not be required to, seek commitments in respect of any Incremental Term Facility or Incremental Term Increase from existing Term Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Term Lenders in connection therewith (subject to the consent of the Term Administrative Agent to the extent that such consent would be required for an assignment to such lender).

Incremental Equivalent Debt:	The Term Documentation will permit the Loan Parties to incur indebtedness in the form of pari passu secured, junior secured or unsecured debt securities or pari passu secured, junior secured or unsecured term loans in lieu of any Incremental Term Facility or Incremental Term Increase (any such indebtedness, “Incremental Equivalent Debt”) in an amount not to exceed (i) with respect to pari passu secured debt securities or pari passu secured term loans, the principal amount of the Non-Extended Term Loans prepaid substantially concurrently with the incurrence of such Incremental Equivalent Debt, plus accrued interest and breakage costs, if any, and (ii) with respect to junior secured or unsecured debt securities or junior secured or unsecured term loans, the sum of (a) $50,000,000, plus (b) all voluntary prepayments and (if applicable) debt buybacks of (x) any Term Facility or (y) Refinancing Debt with respect to any Term Facility prior to the date of any such incurrence (except for prepayments in connection with a refinancing of such indebtedness with other long-term indebtedness) (amounts under clauses (a) and (b), the “Growth Available Incremental Term Amount”), plus (c) unlimited amounts so long as, in the case of this clause (c) only, (x) with respect to Incremental Equivalent Debt in the form of junior secured debt securities or junior secured term loans (other than any such Incremental Equivalent Debt applied to prepay the Non-Extended Term Loans in whole or in part, which shall not exceed an amount equal to the principal amount of the Non-Extended Term Loans prepaid substantially concurrently with the incurrence of such Incremental Equivalent Debt, plus accrued interest and breakage costs, if any), on a pro forma basis after giving effect to such Incremental Equivalent Debt (and all other appropriate pro forma adjustments, including any acquisition, investment or repayment of indebtedness consummated in connection therewith), and assuming that cash proceeds of such proposed Incremental Equivalent Debt are not netted from indebtedness for purposes of such calculation, the Consolidated Net Senior Secured Leverage Ratio (definition to be subject to the Term Documentation Principles, but which shall in any event be limited to Funded Indebtedness of the Borrower and each of its restricted subsidiaries that is secured by a lien on any asset of the Borrower and each of its restricted subsidiaries, net of all unrestricted cash and cash equivalents of the Borrower and each of its restricted subsidiaries in an amount not to exceed $150,000,000 (including cash and cash equivalents restricted solely in favor of any of the ABL Agents, the Term Agents and any agent in respect of any Incremental Equivalent Debt or Refinancing Debt)) shall not exceed 4.00: 1.00, and (y) with respect to Incremental Equivalent Debt in the form of unsecured debt securities or unsecured term loans (other than any such Incremental Equivalent Debt applied to prepay the Non-Extended Term Loans in whole or in part, which shall not exceed an amount equal to the principal amount of the Non-Extended Term Loans prepaid substantially concurrently with the incurrence of such Incremental Equivalent Debt, plus accrued interest and breakage costs, if any), on a pro forma basis after giving effect to such Incremental Equivalent Debt (and all other appropriate pro forma adjustments, including any acquisition, investment or repayment of indebtedness consummated in connection therewith), and assuming that cash proceeds of such proposed Incremental Equivalent Debt are not netted from indebtedness for purposes of such calculation, the Consolidated Net Total Leverage Ratio (definition to be subject to the Term Documentation Principles, but which shall in any event be limited to Funded Indebtedness of the Borrower and each of its restricted subsidiaries and the Convertible Senior Notes, in each case net of all unrestricted cash and cash equivalents of the Borrower and each of its restricted subsidiaries in an amount not to exceed $150,000,000 (including cash and cash equivalents restricted solely in favor of any of the ABL Agents, the Term Agents and any agent in respect of any Incremental Equivalent Debt or Refinancing Debt)) shall not exceed 4.50: 1.00 (the applicable amount under this clause (c), the “Ratio-Based Available Incremental Term Amount”) (provided that if amounts incurred under the Ratio-Based Available Incremental Term Amount are incurred concurrently with the incurrence of junior secured or unsecured debt securities or junior secured or unsecured term loans in reliance on the Growth Available Incremental Term Amount, the Consolidated Net Senior Secured Leverage Ratio and the Consolidated Net Total Leverage Ratio, as applicable, shall be permitted to exceed the applicable maximum ratio set forth above to the extent of such amounts incurred in reliance on the Growth Available Incremental Term Amount); provided that (A) the proceeds of Incremental Equivalent Debt that is secured on a pari passu basis with the Term Facilities shall only be used to make prepayments of Non-Extended Term Loans, (B) (1) in the case of Incremental Equivalent Debt secured on a pari passu basis to the Term Facilities (except in the case of a bridge loan which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity date of any Term Facility), such debt does not mature prior to the latest maturity date of any Term Facility, or have a shorter weighted average life than the loans under any Term Facility, in each case as of the date of incurrence thereof and (2) in the case of Incremental Equivalent Debt that is unsecured or secured on a junior basis to the Term Facility, such debt does not mature prior to the date that is 91 days after the latest maturity date of any Term Facility, or have a shorter weighted average life than 91 days after the loans under any Term Facility, in each case as of the date of incurrence thereof, (C) there shall be no borrowers or guarantors in respect of any Incremental Equivalent Debt that are not the Borrower or a Guarantor, (D) if secured, such Incremental Equivalent Debt shall not be secured by any assets that do not constitute collateral for the Term Facilities and shall be secured on a pari passu or junior basis to the Term

Facilities, (E) the MFN Adjustment shall apply only to Incremental Equivalent Debt consisting of term loans secured on a pari passu basis with the Term Facilities, (F) any mandatory prepayments of Incremental Equivalent Debt secured on a pari passu basis with the Term Facilities will be made on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) with mandatory prepayments of the Extended Term Loans and any mandatory prepayments of any Incremental Equivalent Debt secured on a junior lien basis to the Term Facilities or unsecured Incremental Equivalent Debt may not be made except to the extent that prepayments are offered, to the extent required under the Term Facilities or any debt secured on a pari passu basis to the Term Facilities, first pro rata to the Extended Term Loans and any such pari passu debt, (G) the other terms and conditions of such Incremental Equivalent Debt (excluding pricing and optional prepayment or redemption terms), if not consistent with the terms of the Term Facilities shall not be materially more restrictive on the Borrower and its restricted subsidiaries (when taken as a whole) than those in the Term Documentation except for covenants and other provisions that are (x) added to the Term Documentation for the benefit of the Term Lenders or (y) applicable only after the latest maturity date of any Term Facility, and (H) any secured Incremental Equivalent Debt shall be subject to an intercreditor agreement on terms consistent with the Term Documentation Principles and reasonably satisfactory to the Borrower, the Term Administrative Agent and the ABL Administrative Agent.

Refinancing Facilities:

The Term Documentation will permit the Borrower to refinance loans and commitments under the Term Facilities (or any Incremental Term Facility) from time to time, in whole or part, in a principal amount not to exceed the principal amount of indebtedness so refinanced (plus any accrued but unpaid interest, premiums and fees payable thereon by the terms of such indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such refinancing), with one or more new facilities (each, a “Refinancing Facility”) under the Term Documentation solely with the consent of the Borrower and the lenders providing such Refinancing Facility or with one or more additional series of (a) senior or junior unsecured notes or loans, (b) senior secured notes that will be secured by the Collateral on a pari passu basis with the Term Facilities or (c) junior lien secured notes or loans that will be secured by the Collateral on a junior basis to the Term Facilities (such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Debt”); provided that (i) (A) any Refinancing Facility shall not mature prior to the Term Facility being refinanced, or have a shorter weighted average life than the loans under the Term Facility being refinanced, in each case as of the date of determination and (B) any Refinancing Notes shall not mature prior to the date that is 91 days after the maturity date of the Term Facility being refinanced or have a shorter weighted average life than 91 days after the loans under the Term Facility being refinanced, in each case as of the date of determination, (ii) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not the Borrower or a Guarantor, (iii) if secured, such Refinancing Facility or Refinancing Notes shall not be secured by any assets that do not constitute collateral for the Term Facility, (iv) the other terms and conditions of such Refinancing Facility or Refinancing Notes (excluding pricing (as to which no “most-favored nation” provision shall apply) and optional prepayment or redemption terms), if not consistent with the terms of the Term Facility being refinanced, shall not be materially more restrictive on the Borrower and its restricted subsidiaries (when taken as a whole) than those applicable to the Term Facility being refinanced, except for covenants and other provisions that are (x) added to the Term Documentation for the benefit of the Term Lenders or (y) applicable only after the latest maturity date of the Term Facilities, and (v) any secured Refinancing Debt shall be subject to an intercreditor agreement on terms consistent with the Term Documentation Principles and reasonably satisfactory to the Borrower, the Term Administrative Agent and the ABL Administrative Agent.

Limited Condition Transactions:

Notwithstanding anything to the contrary herein, to the extent that the terms of the Term Documentation require (i) compliance with any financial ratio or test (including, without limitation, any Consolidated Net First Lien Leverage Ratio test, any Consolidated Net Senior Secured Leverage Ratio test, any Consolidated Net Total Leverage Ratio test and/or the amount of Consolidated EBITDA (to be defined in a manner consistent with the Term Documentation Principles (as defined below)) or (ii) accuracy of any representations or warranties or the absence of a default or event of default (or any type of default or event of default) as a condition to the consummation of any transaction in connection with any acquisition or similar permitted investment that is not conditioned on obtaining third party financing (including the assumption or incurrence of indebtedness) (such action pursuant to clause (A) or (B), a “Limited Condition Transaction”), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower (a “LCT Election”), (1) in the case of any acquisition or similar permitted investment, at the time of (or on the basis of the financial statements for the most recently ended applicable fiscal period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or similar investment or (y) the consummation of such acquisition or similar investment (the “LCT Test Date”), in each case, after giving effect to the relevant acquisition or similar investment on a pro forma basis. If the Borrower has made a LCT Election for any Limited Condition Transaction, then in connection with any subsequent determination of compliance with any financial ratio or test and/or the amount of Consolidated EBITDA on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, compliance with any such financial ratio or test and/or amount of Consolidated EBITDA shall be tested by calculating the availability under such financial ratio or test and/or the amount of Consolidated EBITDA on a pro forma basis assuming such Limited Condition Transaction and any other transactions in connection therewith have been consummated (including any incurrence of indebtedness and the use of proceeds thereof).

For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any Consolidated Net First Lien Leverage Ratio test, any Consolidated Net Senior Secured Leverage Ratio test, any Consolidated Net Total Leverage Ratio test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to the immediately preceding paragraph), such change is made, such transaction is consummated or such event occurs, as the case may be, and no default or event of default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Notwithstanding anything to the contrary herein, in the case of any acquisition or similar investment the consummation of which is not conditioned upon the availability of financing, and any Incremental Term Facility or Incremental Term Increase to be incurred to finance such acquisition or similar investment, (x) no representations or warranties shall be required to be made or accurate as a condition to the consummation of such acquisition or similar investment other than customary “specified representations” and (y) the absence of a default or event of default shall not be required as a condition to the consummation of such acquisition or similar investment (but shall be tested at the time of the execution of the definitive agreement with respect thereto).

Interest Rates and Fees:	As set forth in Annex I hereto.

Default Rate:	Upon the occurrence and during the continuance of any payment or bankruptcy default, interest will accrue on overdue principal, interest or fees under the Term Facilities (a) in the case of overdue principal or interest on any Term Loan, at a rate of 2.0% per annum plus the rate otherwise applicable to such Term Loan and (b) in the case of any other overdue amount at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate Loans under the Non-Extended Term Loans, and will be payable on demand.

Guarantees:

The Term Facility and any hedging or cash management obligations of any Loan Party to which the Term Administrative Agent, any Term Lender or an affiliate of the Term Administrative Agent and/or any Term Lender is (or was at time such hedging or cash management obligation was initially incurred) a counterparty (collectively, the “Guaranteed Obligations”) will be fully and unconditionally guaranteed on a joint and several basis by (i) Parent, (ii) General Nutrition Centres Company (the “Canadian Guarantor”) and (iii) all of the existing and future direct and indirect wholly-owned material domestic restricted subsidiaries of the Borrower (collectively, the “Guarantors”; the Guarantors together with the Borrower, the “Loan Parties”); provided that Guarantors shall not include (a) any subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation from guaranteeing the Guaranteed Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee of the Guaranteed Obligations unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (b) unrestricted subsidiaries, (c) immaterial subsidiaries, (d) captive insurance companies, (e) not-for-profit subsidiaries, (f) any domestic subsidiary of a foreign subsidiary of the Borrower that is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), and any domestic subsidiary of the Borrower that has no material assets other than the equity of one or more foreign subsidiaries of the Borrower that are CFCs (“FSHCOs”), (g) broker-dealer subsidiaries, (h) special purpose receivables entities or (i) Gustine Sixth Avenue Associates, Ltd. (for so long as no Loan Party constitutes the general partner thereof). In addition, the Term Documentation will contain carve outs for “non-ECP Guarantors”, consistent with the LSTA provisions.

The Borrower may, at its option, cause any restricted subsidiary that is not otherwise required to do so to become a Guarantor with the consent of the Term Administrative Agent.

Notwithstanding the foregoing, the Guarantees shall be subject to general statutory and common law limitations and fraudulent transfer restrictions (it being understood that such restrictions shall be addressed only by customary savings clauses) and, in the case of any foreign Guarantor, customary exceptions, limitations and restrictions imposed by local law.

Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements as mutually agreed by the Borrower and the Term Administrative Agent, including in circumstances where the Borrower and the Term Administrative Agent reasonably agree that the burden or cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

The Guaranteed Obligations will be secured by: (a) a perfected first priority (subject to permitted prior liens) security interest in (i) the capital stock in the Borrower and its restricted subsidiaries held by any Loan Party, (ii) intellectual property of the Loan Parties and (iii) all other real and personal property of the Loan Parties to the extent not constituting Current Asset Collateral (as defined below), including, without limitation, contracts (other than those relating to Current Asset Collateral), equipment, other general intangibles, intercompany notes and proceeds of the foregoing (the property referred to in clauses (a)(i) through (a)(iii) above, the “Fixed Asset Collateral”) and (b) a perfected second priority (subject to permitted prior liens, including in respect of the ABL Facilities) security interest in all personal property of the Loan Parties consisting of all accounts receivable (other than accounts receivable arising as a result of the disposition of Fixed Asset Collateral) and inventory, tax refunds (other than in respect of Fixed Asset Collateral), cash, deposit accounts, securities accounts, investment property (other than (i) capital stock and (ii) any deposit account or securities account (or amount on deposit therein) established solely to hold identifiable proceeds of Fixed Asset Collateral), insurance proceeds (including business interruption insurance) (other than proceeds in respect of Fixed Asset Collateral) and general intangibles, contract rights (including rights under franchise agreements and customer contracts), chattel paper, documents, documents of title, supporting obligations and books and records related to the foregoing and, in each case, proceeds thereof, subject to customary exceptions (the “Current Asset Collateral” and, together with the Fixed Asset Collateral, the “Collateral”), in each case, excluding the Excluded Assets.

Notwithstanding the foregoing, in no event will Collateral include: (a) any fee-owned real property with a fair market value of less than $5,000,000 (provided that the headquarters of the Borrower shall not constitute Collateral to the extent that granting a mortgage thereon would require the consent of the existing mortgagee of such property) or leasehold interest in real property, (b) any interest in any agreements, contracts, permits or licenses if the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such agreements, contracts, permits or licenses (or would otherwise violate or invalidate such agreement, contract, permit or license), in each case after giving effect to Article 9 of the applicable Uniform Commercial Code and other applicable law, (c) the voting capital stock of any (i) FSHCO or (ii) foreign subsidiary that is a CFC, in each case, in excess of 65% of the outstanding voting stock thereof, (d) assets subject to capital leases, purchase money financing and liens securing assumed indebtedness to the extent such capital leases, purchase money financing and assumed indebtedness are permitted under the Term Documentation and the terms thereof prohibit a grant of a security interest therein or would otherwise cause a default or require a consent thereunder, (e) assets sold or otherwise disposed of to a person who is not a Loan Party in compliance with the Term Documentation, (f) assets owned by a Guarantor after the release of the guaranty of such Guarantor pursuant to the Term Documentation, (g) motor vehicles and other goods subject to certificates of title (to the extent a security interest therein cannot be perfected by a UCC-1 filing), (h) any application for registration of a trademark filed with the United States Patent and Trademark Office (“PTO”) or the Canadian Intellectual Property Office (“CIPO”) on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the PTO or CIPO, at which time such trademark shall automatically become part of the Collateral and subject to the security interest pledged, (i) equity interests in any person other than wholly owned subsidiaries to the extent prohibited by (or requiring a third party consent under) organizational documents or joint venture or shareholders agreements after giving effect to Article 9 of the UCC, (j) letter of credit rights (to the extent a security interest therein cannot be perfected by a UCC filing) and commercial tort claims with a value (as determined in good faith by the Borrower) of less than an amount to be mutually agreed, (k) those assets as to which the Term Administrative Agent and the Borrower reasonably and mutually agree in writing that the burden or cost (including material adverse tax consequences) of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Term Lenders of the security to be afforded thereby, (l) “margin stock” (within the meaning of Regulation U), (m) segregated trust fund accounts, payroll accounts, accounts used for making payments in respect of withholding taxes and employee benefits, trust accounts, and escrow accounts for the benefit of unaffiliated third parties, (n) capital stock in and assets of unrestricted subsidiaries, broker-dealer subsidiaries, not-for-profit subsidiaries and captive insurance subsidiaries, (o) any asset to the extent the granting of a security interest in such asset could result in material adverse tax consequences to Parent or any of its subsidiaries, as reasonably determined in good faith by the Borrower and consented to by the Term Administrative Agent (such consent not to be unreasonably withheld), (p) a security interest prohibited by law (including all applicable regulations and laws restricting assignments of, and security interests in, government receivables) or which would require governmental approval, license or authorization, and (q) other exceptions to be reasonably mutually agreed upon (the foregoing described in clauses (a) through (q) are collectively, the “Excluded Assets”). In the event of (a) any action to enforce rights or exercise remedies in respect of the Collateral, (b) any distribution in respect of the Collateral in any insolvency or liquidation proceeding, or (c) any payment received in respect of the Collateral pursuant to any other intercreditor agreement, the proceeds from any sale, collection or liquidation of the Collateral shall be applied to the obligations under the ABL Facilities and the Term Facility as set forth in a customary intercreditor agreement which shall be based upon a precedent intercreditor agreement agreed among counsel to the Borrower and counsel to the ABL Administrative Agent and the Term Administrative Agent, with modifications to be reasonably agreed.

In no event shall (i) perfection be required with respect to any of the above-described security interests by means other than (A) filings of UCC and PPSA financing statements in the office of the secretary of state or provincial ministry (or similar central filing office), (B) filings in United States government offices or CIPO with respect to intellectual property, (C) delivery to the Term Administrative Agent, for its possession, of all Collateral consisting of material intercompany notes, stock or other equity certificates of any material restricted subsidiaries of any Loan Party and material instruments issued to any Loan Party, together with customary transfer powers executed in blank, and (D) as set forth in clause (ii) below, (ii) control agreements or control or similar arrangements be required with respect to deposit or securities accounts except as required under the ABL Facilities, (iii) landlord lien waivers, bailee waivers, collateral access agreements or similar agreements be required, (iv) notices be required to be sent to account debtors or other contractual third parties prior to the occurrence and during the continuance of an event of default or (v) perfection (except to the extent perfected through the filing of UCC and PPSA financing statements) be required with respect to letter of credit rights. No Loan Party will be required to take any action to create or perfect liens on any assets under non-United States law (except with respect to the Canadian Guarantor) unless there are non-U.S. Guarantors added after the Closing Date (and in such instances, only with respect to the assets or stock of such non-U.S. Guarantor and subject to customary exceptions, limitations and restrictions imposed by local law). All of the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Term Documentation Principles, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to Permitted Liens.

Mandatory Prepayments:

Term Loans shall be prepaid with (a) 75% of Excess Cash Flow (to be defined in a manner consistent with the Term Documentation Principles) for each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2018, with a step down to 50% if the Consolidated Net First Lien Leverage Ratio (such definition to be subject to the Term Documentation Principles, but which shall in any event be limited to the Term Facilities, the ABL Facilities and all other indebtedness for borrowed money, unreimbursed drawings under letters of credit, capital lease obligations and purchase money indebtedness (collectively, “Funded Indebtedness”) of the Borrower and each of its restricted subsidiaries that is secured by a first lien on any asset of the Borrower or its restricted subsidiaries, net of all unrestricted cash and cash equivalents of the Borrower and each of its restricted subsidiaries in an amount not to exceed $150,000,000 (including cash and cash equivalents restricted solely in favor of any of the administrative agent or collateral agent under the ABL Facilities (in such capacity, the “ABL Agents”), the Term Agents and any agent in respect of any Incremental Equivalent Debt or Refinancing Debt) and is not subordinated in right of payment to the Guaranteed Obligations) is less than 3.25: 1.00; provided that (x) scheduled payments of principal during such fiscal year of (i) the Term Facility and any Incremental Term Facility and (ii) to the extent secured on a pari passu basis with any Term Facility, any Incremental Equivalent Debt and any Refinancing Debt, will reduce the amount of Excess Cash Flow prepayments required for such fiscal year (and for the subsequent fiscal year to the extent the amount of such prepayments and buybacks exceeds the amount of Excess Cash Flow prepayments required to be made for such fiscal year) on a dollar-for-dollar basis, (except in each case to the extent financed with the proceeds of long term funded indebtedness (other than revolving indebtedness)) and (y) the definition of Excess Cash Flow shall provide for a deduction from Excess Cash Flow for cash used during such fiscal year to finance permitted acquisitions, certain investments, capital expenditures, restricted payments to Parent for overhead and tax distributions and scheduled payments of indebtedness not deducted pursuant to clause (x) (except in each case to the extent financed with the proceeds of long term funded indebtedness (other than revolving indebtedness)); (b) 100%, with a step down to 75% if the Consolidated Net First Lien Leverage Ratio is less than 3.00: 1.00, of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Parent, the Borrower and its restricted subsidiaries (including casualty insurance and condemnation proceeds, but with exceptions to be consistent with the Term Documentation Principles) in excess of threshold amounts (such amounts, “Excluded Proceeds”) equal to

$8,000,000 in the aggregate in any fiscal year (and then only amounts in excess of such threshold shall be subject to prepayment (unless reinvested (but subject to the following proviso)) and $2,000,000 for any single asset sale or other disposition; provided that (x) the net cash proceeds (other than Excluded Proceeds) of each non-ordinary course asset sale or disposition subject to this clause (b), until the aggregate amount of such net cash proceeds equals $200,000,000, shall be applied (i) 50% to prepay the Extended Term Loans and (ii) 50% to prepay any Term Loans, Incremental Term Facilities, Incremental Equivalent Debt (to the extent secured on a pari passu basis with the Term Facilities), Refinancing Debt (to the extent secured on a pari passu basis with the Term Facilities), FILO Term Loans or Revolving Loans (to the extent accompanied by a corresponding permanent reduction or termination of commitments under the Revolving Facility), and (y) any such net cash proceeds (other than Excluded Proceeds) in excess of $200,000,000 (i) shall, if the Consolidated Net First Lien Leverage Ratio is greater than 3.25: 1.00, be applied first to the Extended Term Loans, second to the FILO Term Loans if permitted pursuant to the terms of the ABL Facilities, and third (or if not permitted pursuant to the terms of the ABL Facilities) to the Non-Extended Term Loans, and (ii) may, if the Consolidated Net First Lien Leverage Ratio is equal to or less than 3.25: 1.00, at the Borrower’s option, be used to prepay any Term Loans, Incremental Term Facilities, Incremental Equivalent Debt (to the extent secured on a pari passu basis with the Term Facilities), Refinancing Debt (to the extent secured on a pari passu basis with the Term Facilities), FILO Term Loans or Revolving Loans (to the extent accompanied by a corresponding permanent reduction or termination of commitments under the Revolving Facility) or may be reinvested in the business, in each case, within 12 months of receipt and, if so committed to reinvestment or prepayment, reinvested or prepaid within 180 days after the end of such 12-month period, (c) 100% of the net cash proceeds of issuances of debt obligations of Parent, the Borrower and its restricted subsidiaries (except the net cash proceeds of any permitted debt other than term Refinancing Debt, Incremental Term Facilities, Incremental Term Increases and Incremental Equivalent Debt consisting of pari passu secured debt securities or pari passu secured term loans), (d) 100% of the proceeds of Incremental Term Facilities, Incremental Term Increases and Incremental Equivalent Debt consisting of pari passu secured debt securities or pari passu secured term loans, and (e)(i) the first $100,000,000 of net cash proceeds received by Holdings from the investment in Holdings by Harbin Pharmaceutical Group Holdings Co., Ltd. announced on February 13, 2018 (the “Harbin Investment”) shall be applied to prepay the Extended Term Loans and (ii) the next $200,000,000 of net cash proceeds received by Holdings from the Harbin Investment shall be applied to prepay, at the Borrower’s option, any Term Loans, Incremental Term Facilities, Incremental Equivalent Debt (to the extent secured on a pari passu basis with the Term Facilities), Refinancing Debt (to the extent secured on a pari passu basis with the Term Facilities), FILO Term Loans or Revolving Loans (to the extent accompanied by a corresponding permanent reduction or termination of commitments under the Revolving Facility).

In addition, mandatory prepayments by the Borrower shall be required in the form of cash payments pursuant to the Cash Option or the exchange of Term Loans for FILO Term Loans, in each case as set forth under the heading “FILO Transactions” above.

Mandatory prepayments (i) pursuant to clause (a) of the second preceding paragraph shall be applied first to the Extended Term Loans, second to the FILO Term Loans if permitted pursuant to the terms of the ABL Facilities and third (or if not permitted pursuant to the terms of the ABL Facilities) to the Non-Extended Term Loans, (ii) pursuant to clause (b) of the second preceding paragraph shall be applied as set forth in the proviso therein (provided that notwithstanding the foregoing, with respect to any mandatory prepayment pursuant to clause (b) of the second preceding paragraph, such proceeds shall first be applied to the loans under the ABL Facilities pursuant to the terms thereof in the event that the basis for such proceeds is Current Asset Collateral), (iii) pursuant to clause (d) of the second preceding paragraph shall be applied to Non-Extended Term Loans, (iv) pursuant to clause (e) of the second preceding paragraph shall be applied as set forth therein and (v) shall otherwise be applied pro rata among all classes of Term Loans (but subject to the proviso in clause (b) of the second preceding paragraph), except that (a) the Borrower may direct that proceeds of Refinancing Debt shall be applied to the class or classes of Term Loans to be refinanced as selected by the Borrower and (b) Incremental Term Facilities and Refinancing Facilities may participate in mandatory prepayments on a pro rata basis or less than pro rata basis as set forth elsewhere herein. Mandatory prepayments of the Term Loans shall be applied to installments thereof as directed by the Borrower and, in the absence of such direction, in direct order of maturity, without premium or penalty (except for the Prepayment Premium described below). The Term Documentation shall provide that in the case of mandatory prepayments pursuant to clauses (a) and (b) of the second preceding paragraph, a ratable portion of such mandatory prepayment may be applied to redeem, prepay or offer to purchase any permitted pari passu secured indebtedness (collectively, “Additional Pari Passu Debt”), in each case if required under the terms of the applicable documents governing such Additional Pari Passu Debt.

Prepayments attributable to non-U.S. subsidiaries’ Excess Cash Flow and asset sale and other disposition proceeds will be limited in a customary manner to the extent repatriation of such amounts would result in material adverse tax consequences as reasonably determined by the Borrower in good faith, or would be prohibited or restricted by applicable law, rule or regulation.

Any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clauses (c) or (d) of the fourth preceding paragraph and other than in connection with the FILO Term Loan Allocation described under the heading “FILO Transactions” above (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and its restricted subsidiaries.

Voluntary Prepayments:

Voluntary prepayments of borrowings under the Term Facility will be permitted at any time, without premium or penalty, subject to reimbursement of the Term Lenders’ breakage and redeployment costs (excluding loss of profit or margin) in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period. Voluntary prepayments of the Term Loans shall be applied to installments thereof as directed by the Borrower and, in the absence of such direction, in direct order of maturity. Voluntary prepayments shall be applied to the class or classes of Term Loans as directed by the Borrower.

Prepayment Premium:

(i) Mandatory prepayments of Extended Term Loans from (a) the proceeds of non-ordinary course asset sales or other dispositions of property described under clause (b) of the first paragraph under the heading “Mandatory Prepayments” above and (b) the incurrence of non-permitted indebtedness and term Refinancing Debt under clause (c) of the first paragraph under the heading “Mandatory Prepayments” above and (ii) repayments of Extended Term Loans as a result of automatic acceleration resulting from a bankruptcy event of default (each a “Prepayment Event”) will be subject to a prepayment premium (the “Prepayment Premium”) in an amount equal to (I) if such Prepayment Event occurs prior to the first anniversary of the Closing Date, an amount equal to 0.00% of the principal amount of the Extended Term Loans so prepaid, (II) if such Prepayment Event occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, an amount equal to 2.00% of the principal amount of the Extended Term Loans so prepaid and (III) if such Prepayment Event occurs on or after the second anniversary of the Closing Date but prior to the date that is six months after the second anniversary of the Closing Date, an amount equal to 1.00% of the principal amount of the Extended Term Loans so prepaid.

In addition to the applicable Prepayment Premium, and notwithstanding anything herein to the contrary, repayments of Extended Term Loans as a result of automatic acceleration resulting from a bankruptcy event of default at any time prior to the second anniversary of the Closing Date shall be subject to a T+50 bps makewhole in respect of interest payments that otherwise would have accrued until the Extended Term Loan Maturity Date.

Conditions to Effectiveness

on the Closing Date:	The conditions precedent to the effectiveness of the Term Documentation on the Closing Date will be limited to those expressly set forth in Annex II hereto.

Documentation:

The Term Documentation: (a) will contain only those representations, warranties, covenants, mandatory prepayments, events of default and other provisions expressly set forth in this Term Loan Term Sheet, (b) will reflect the Term Administrative Agent’s standard agency and operational provisions, (c) with respect to certain dollar baskets to be agreed (but excluding the restricted payments, Restricted Junior Debt Payments and liens baskets) will include a “grower” component based on a corresponding percentage of Consolidated EBITDA, (d) will contain customary EU “bail-in” provisions and (e) except as set forth in clauses (a), (b), (c) and (d), will be substantially similar to the Existing Credit Agreement with such other changes as shall be agreed to by the Borrower and the Term Administrative Agent.

Notwithstanding the foregoing, all leases of Parent and its restricted subsidiaries that are treated as operating leases for purposes of GAAP on the Closing Date shall continue to be accounted for as operating leases for purposes of the defined financial terms, including “Capital Lease Obligations” as defined in the Term Documentation regardless of any change to GAAP announced or required to be implemented following such date which would otherwise require such leases to be treated as capital leases.

The provisions of this section are referred to herein as the “Term Documentation Principles”.

Representations and

Warranties:	Representations and warranties will apply to Parent, the Borrower and its restricted subsidiaries, will be consistent with the Term Documentation Principles and will be limited to:

Organization; existence, qualification and power; compliance with laws; authorization; execution and delivery; enforceable obligations; no contravention or legal bar (including third party consents) except as would not reasonably be expected to cause a Material Adverse Effect; governmental authorization; accuracy of historical consolidated financial statements of Holdings; accuracy of information; pro forma financial statements; prepared in good faith; projections prepared in good faith and based upon assumptions believed by the Borrower to be reasonable at the time (it being understood and agreed that projections are not be viewed as facts, projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from projected results, and such differences may be material); no material adverse effect since December 31, 2016; litigation; no default; ownership of property; liens; environmental matters; taxes; ERISA; employee matters; Canadian pension; compliance with the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c. U-2 and any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act (collectively, “Canadian AML Legislation”); subsidiaries; margin regulations; Investment Company Act; use of proceeds;

intellectual property; creation, validity, perfection and priority of security interests in the Collateral (subject to Permitted Liens); capital structure; compliance with laws; anti-terrorism laws (including Patriot Act and AML legislation); sanctions (including OFAC); anti-corruption laws (including FCPA); solvency as at the Closing Date; and that none of the Borrower or any Guarantor is an EEA Financial Institution.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Loan Parties and their restricted subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Term Administrative Agent and Term Lenders, taken as a whole, under the Term Documentation or (c) a material and adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Term Documentation.

Affirmative Covenants:

Affirmative covenants will apply to Parent, the Borrower and its restricted subsidiaries and will be subject to materiality thresholds and/or exceptions and baskets consistent with the Term Documentation Principles, and will be limited to:

Delivery of unaudited quarterly financial statements within 45 days after the end of each of the first three fiscal quarters of each fiscal year and audited annual financial statements within 90 days after the end of each fiscal year, in each case, with comparative forms to previous periods and, in connection with the audited annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to any qualification as to “going concern” or arising out of the scope of the audit (other than solely with respect to, or resulting solely from, an upcoming maturity date under the Non-Extended Term Loans, the Extended Term Loans or the Existing Indenture); consolidating and consolidated financial statements with each delivery of quarterly and annual financial statements; a certificate of independent auditors with each delivery of annual financial statements; annual forecasts (to be prepared on a quarter-by-quarter basis and with delivery time periods consistent with the Term Documentation Principles) (it being agreed that such annual forecasts shall be provided only to “private side” Term Lenders); quarterly and annual compliance and officer certificates; certain reports sent to and notices received from non-affiliate holders of Material Debt; notices of default, material litigation, material ERISA events and Material Adverse Effect; quarterly and annual management discussion and analysis in substantially the form currently provided to lenders under the Existing Credit Agreement; reports sent to public equity holders or filed with the SEC; other information reasonably requested by the Term Administrative Agent; maintenance of books and records; right of the Term

Administrative Agent to inspect property and books and records (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property and customary insurance (including flood insurance on all mortgaged property located in a Special Flood Hazard Zone, from such providers, on such terms and in such amounts as required by the Flood Disaster Protection Act); continuation of business and maintenance of existence and material rights and privileges; compliance with laws and regulations; compliance with contractual obligations except as would not reasonably be expected to cause a Material Adverse Effect; compliance with PATRIOT Act and AML legislation and Canadian AML Legislation, sanctions (including OFAC) and anti-corruption (including FCPA); compliance with environmental laws; change to fiscal year; payment of taxes; use of proceeds; new subsidiaries; further assurances with respect to Loan Documents and additional Collateral and security interests in after-acquired property, but subject to the exceptions contained in the “Security” section above; designation of subsidiaries; rights, franchises, permits, licenses and approvals except in each case as would not reasonably be expected to cause a Material Adverse Effect; and commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and a public rating of the Term Loans from Moody’s and S&P (but not any particular rating).

Negative Covenants:

Negative covenants will apply to the Borrower and its restricted subsidiaries and will be subject to materiality thresholds and/or exceptions and baskets consistent with the Term Documentation Principles, and will be limited to:

(a)

Limitations on mergers, consolidation, amalgamations, liquidations and dispositions of assets (which shall permit, among other things, (i) reorganizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, the security interest of the Term Lenders in the Collateral, taken as a whole, is not impaired, (ii) the disposition of property and assets, including Collateral, in an unlimited amount for fair market value as reasonably determined by the Borrower in good faith, so long as such dispositions are for at least 75.0% cash consideration and are subject to compliance with clause (b) of the first paragraph of “Mandatory Prepayments” above, and (iii) dispositions of equity interests in or the issuance of equity interests by an entity to which assets comprising the China business will be contributed (the “China JV”); provided that Section 6.5(t) of the Existing Credit Agreement permitting transfers and dispositions of intellectual property to foreign subsidiaries shall be deleted.

(b)

Limitations on investments, advances and loans (which shall permit, among other things (i) Permitted Acquisitions (as defined below)), (ii) investments in joint ventures and excluded subsidiaries in an amount not exceeding $25,000,000 (rather than $50,000,000 as set forth in the Existing Credit Agreement) and (iii) investments in the China JV of assets comprising the China business with value not to exceed $51,000,000 (provided that, prior to the consummation of the disposition of equity interests in the China JV described in clause (a)(iii) above, investments in the China JV shall only be permitted to be made pursuant to this clause (iii) and not pursuant to any other exception to the investments covenant); provided that (x) Section 6.8(m)(i) of the Existing Credit Agreement permitting certain investments in foreign subsidiaries shall be reduced to $25,000,000 plus an additional $25,000,000 subject to a Consolidated Net Senior Secured Leverage Ratio of 3.00: 1.00, (y) Section 6.8(m)(ii) of the Existing Credit Agreement permitting certain intellectual property transfers to foreign subsidiaries shall be deleted, and (z) the “general investment basket” in the Existing Credit Agreement (Section 6.8(z)) shall be reduced to $35,000,000 (from $50,000,000 and shall not be used for investments in Unrestricted Subsidiaries).

(c)

Limitations on dividends, stock repurchases and redemptions and other restricted payments in respect of equity interests (which shall permit, among other things, (i) dividends to fund the repurchase or redemption of the capital stock of Parent or its direct or indirect parents held by future, current or former directors, officers and employees and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners in amounts and subject to thresholds consistent with those set forth in the Existing Credit Agreement; (ii) restricted payments for application to the Existing Indenture Discharge and for debt service on the Convertible Senior Notes in an aggregate amount for such restricted payments not to exceed (A) $25,000,000, plus (B) an additional $25,000,000 so long as the pro forma Consolidated Net First Lien Leverage Ratio does not exceed 3.00: 1.00; (iii) restricted payments in an amount not to exceed $50,000,000 for application to the Existing Indenture

Discharge and for debt service on the Convertible Senior Notes so long as the pro forma Consolidated Net Total Leverage Ratio does not exceed 4.00: 1.00 (less the amount of Restricted Junior Debt Payments made pursuant to clause (e)(ii)(x) below); (iv) restricted payments for application to the Existing Indenture Discharge made with the proceeds of, and in an amount not to exceed the amount of, permitted junior lien indebtedness and unsecured indebtedness incurred by the Loan Parties (including junior lien indebtedness and unsecured indebtedness constituting Incremental Equivalent Debt); and (v) restricted payments for application to the Existing Indenture Discharge and for debt service on the Convertible Senior Notes in an aggregate amount not to exceed $50,000,000 (less the amount of Restricted Junior Debt Payments made pursuant to clause (e)(iv) below); provided that (x) restricted payments for application to the Existing Indenture Discharge may not be made with proceeds of any Incremental Term Facility, Incremental Term Increase or Incremental Equivalent Debt secured on a pari passu basis with the Term Facility, and (y) the “general restricted payments basket” in the Existing Credit Agreement shall be deleted).

(d)

Limitations on indebtedness (including guarantees of indebtedness) and the issuance of preferred stock (which shall permit, among other things, the incurrence and/or existence of (i) indebtedness under the ABL Facilities in an aggregate amount not to exceed $375,000,000, (ii) indebtedness under the Term Facility (including Incremental Term Facilities and Incremental Term Increases) and any Refinancing Debt or any Incremental Equivalent Debt, (iii) indebtedness under the Existing Indenture in an aggregate amount not to exceed $290,000,000 (or such lesser amount as is outstanding under the Existing Indenture as of the Closing Date), (iv) unsecured indebtedness in respect of letters of credit to finance the purchase of inventory in an aggregate amount not to exceed $10,000,000, (v) junior lien or unsecured indebtedness to be applied to the Existing Indenture Discharge in an aggregate amount not to exceed $290,000,000 (or such lesser amount as is outstanding under the Existing Indenture as of the Closing Date), subject to, in the case of junior lien indebtedness, intercreditor arrangements to be agreed in the Term Documentation, (vi) indebtedness owed to Holdco in an amount not exceeding $164,300,000 as of the Closing Date and (vii) unlimited unsecured or junior lien indebtedness (“Ratio Debt”); provided that, (A) after giving pro forma effect to the incurrence thereof (and all other appropriate pro forma adjustments, including any acquisition, investment or repayment of indebtedness consummated in connection therewith), and assuming that cash proceeds of such incurrence are not netted from indebtedness for purposes of such calculation, (x) if such indebtedness is secured, in whole or in part, on a junior lien basis to any of the Term Facilities, then the Consolidated Net Senior Secured Leverage Ratio shall not exceed 4.00: 1.00 and (y) if such indebtedness is unsecured, then the Consolidated Net Total Leverage Ratio shall not exceed 4.50: 1.00, (B) such Ratio Debt shall not have any scheduled payment of principal, mature or be subject to any mandatory prepayment events (other than pursuant to customary change of control offers, excess cash flow and asset sale and debt proceeds provisions), in each case, prior to 91 days after the latest maturity date for any Term Facility at the time of such incurrence and shall not have a weighted average life to maturity that is shorter than 91 days beyond the weighted average life to maturity of any Term Facility at the time of incurrence thereof (other than any indebtedness consisting of a customary bridge facility, so long as the long-term debt into which any such bridge facility is to be converted or exchanged complies with such requirements), (C) there shall be no borrowers or guarantors in respect of any Ratio Debt that are not the Borrower or a Guarantor, (D) if secured, such Ratio Debt shall not be secured by any assets that do not constitute collateral for any of the Term Facilities, (E) any mandatory prepayments of Ratio Debt secured on a junior lien basis to the Term Facilities or unsecured Ratio Debt may not be made except to the extent that prepayments are offered, to the extent required under the Term Facility or any debt secured on a pari passu basis to the Term Facilities, first to the Extended Term Loans and any such pari passu debt (in each case to the extent required hereby or thereby), (F) the other terms and conditions of such Ratio Debt (excluding pricing and optional prepayment or redemption terms) shall not be materially more restrictive on the Borrower and its restricted subsidiaries (when taken as a whole) than those in the Term Documentation, except (i) for covenants and other provisions that are applicable only after the latest maturity date of the Term Facilities at the time of such incurrence or (ii) to the extent such materially more restrictive provisions are added to the Term Documentation for the benefit of the Term Lenders (other than any call provisions) and (G) the aggregate amount of unsecured Ratio Debt incurred by non-Loan Parties shall not exceed $10,000,000 (and for the avoidance of doubt, Ratio Debt that is secured, in whole or in part, on a junior lien basis to the Term Facility may not be incurred by non-Loan Parties); provided that “the 144A unsecured debt basket” in the Existing Credit Agreement (Section 6.2(i)) shall be deleted; provided further the “Excluded Subsidiary debt basket” in the Existing Credit Agreement (Section 6.2(h)) shall be reduced to $5,000,000 (from $20,000,000), the “foreign subsidiary debt basket” in the Existing Credit Agreement (Section 6.2(m)) shall be reduced to $25,000,000 (from $75,000,000) and the “general debt basket” in the Existing Credit Agreement (Section 6.2(q)) shall be reduced to $25,000,000 (from $75,000,000)). The Borrower will be permitted to reclassify its debt made using dollar-based and ratio baskets, subject to customary limitations.

(e)

Limitations on the optional prepayment or redemption or amendment of junior lien, subordinated or unsecured indebtedness (“Restricted Junior Debt Payments”), which shall permit, among other things (and, for the avoidance of doubt, without reducing any restricted payment capacity except as set forth in clauses (e)(ii)(x) and (e)(iv) below), (i) the refinancing of any such indebtedness to the extent permitted by the Term Documentation, (ii) Restricted Junior Debt Payments for application to the Existing Indenture Discharge (x) in an amount not to exceed $50,000,000 so long as the pro forma Consolidated Net Total Leverage Ratio does not exceed 4.00: 1.00 (less, in the case of this clause (x), the amount of restricted payments made pursuant to clause (c)(iii) above) or (y) made with the proceeds of, and in an amount not to exceed the amount of, permitted junior lien indebtedness and unsecured indebtedness incurred by the Loan Parties (including junior lien indebtedness and unsecured indebtedness constituting Incremental Equivalent Debt), (iii) Restricted Junior Debt Payments for application to the Existing Indenture Discharge and for debt service on the Convertible Senior Notes in an aggregate amount not to exceed (A) $25,000,000, plus (B) an additional $25,000,000 so long as the pro forma Consolidated Net First Lien Leverage Ratio does not exceed 3.00: 1.00, and (iv) Restricted Junior Debt Payments for application to the Existing Indenture Discharge in an aggregate amount not to exceed $50,000,000 (less the amount of restricted payments made pursuant to clause (c)(v) above); provided that (x) any prepayment of indebtedness incurred under the ABL Facilities shall not constitute a “Restricted Junior Debt Payment”, (y) Restricted Junior Debt Payments for application to the Existing Indenture Discharge may not be made with proceeds of any Incremental Term Facility, Incremental Term Increase or Incremental Equivalent Debt secured on a pari passu basis with the Term Facilities, and (z) the “general junior debt prepayment basket” at Section 6.9(a)(iv) of the Existing Credit Agreement shall be deleted.

(f)

Limitations on liens (which shall permit, among other things, liens (i) securing indebtedness described in clauses (d)(i), (ii), (v) and (vii) above, as well as securing purchase money indebtedness and capital leases permitted by the Term Documentation, (ii) on assets of non-Loan Parties securing obligations of non-Loan Parties and (iii) with respect to equity issued by joint ventures pursuant to the applicable underlying joint venture agreement (all permitted liens, collectively, “Permitted Liens”)); provided that the “general lien basket” in the Existing Credit Agreement (Section 6.3(x)) shall be reduced to $25,000,000 (from $50,000,000). The Borrower will be permitted to reclassify its liens made using dollar baskets, subject to customary limitations.

(g)

Limitations on transactions with affiliates, which shall permit, among other things, transactions on fair and reasonable terms at least as favorable to Parent and its restricted subsidiaries as such terms would otherwise be if a comparable arms-length transaction were entered into with a non-affiliate.

(h)	Limitations on negative pledges.

(i)	Maintenance of Parent as a passive, non-operating enterprise (provided that Parent may incur certain debt, make restricted payments and engage in certain other non-operating activities).

(j)	Limitations on sales and leasebacks consistent with the Term Documentation Principles.

(k)	No modification or waiver of the governing documents of the Loan Parties in any manner materially adverse to the interests of the Term Lenders.

(l)	Limitations on change to general nature of business.

(m)	Limitations on changes to fiscal year or fiscal quarters.

(n)	Limitations on restrictions on restricted subsidiary distributions.

(o)	Limitations on line of business.

(p)	Limitations on use of proceeds.

“Permitted Acquisition” shall mean any acquisition so long as (i) no event of default shall exist or be continuing and with respect to acquisitions exceeding $25,000,000 in the aggregate for any such acquisition, the Borrower is in pro forma compliance with a Consolidated Net Total Leverage Ratio test of 4.50: 1.00 immediately after giving effect to such Permitted Acquisition, (ii) any entities acquired will become restricted subsidiaries and any assets acquired will be pledged as Collateral for the Guaranteed Obligations, in each case to the extent consistent with the requirements of the Term Documentation and (iii) such acquisitions shall be subject to a sublimit on acquisitions of non-guarantors of the greater of $25,000,000 and a grower component based on Consolidated EBITDA;

The Borrower shall have the ability to make (i) investments (other than investments in Unrestricted Subsidiaries), and (ii) dividends and distributions in each case for application to the Existing Indenture Discharge and for debt service on the Convertible Senior Notes and Restricted Junior Debt Payments based on an available basket amount (the “Available Basket”) in the amount of (i) a building basket equal to retained excess cash flow commencing with the fiscal year ending December 31, 2018 (which in no event shall be less than zero for any fiscal year), plus (ii) the net cash proceeds of equity issuances and capital contributions (other than Specified Equity Contributions, disqualified equity or equity applied to any other basket or exception in the Term Documentation) received by the Borrower after the Closing Date (other than from a restricted subsidiary), plus (iii) the net cash proceeds of debt and disqualified equity of the Borrower (other than proceeds received from a subsidiary) issued after the Closing Date, which has been exchanged or converted into qualified equity of the Borrower or any direct or indirect parent of the Borrower, plus (iv) returns, profits, distributions, repayments, interest, income and similar amounts received in cash or cash equivalents on investments made under the Available Basket and not otherwise included (including in connection with an unrestricted subsidiary that has been re-designated as a restricted subsidiary).

Financial Covenant	Limited to the following:

Consolidated Net First Lien Leverage Ratio not to exceed (as of the last day of each relevant four fiscal quarter period) (x) 5.50: 1.00, beginning with the fiscal quarter ended March 31, 2018 through and including the fiscal quarter ended December 31, 2018, (y) 5.00: 1.00 for the fiscal quarter ended March 31, 2019 through and including the fiscal quarter ended December 31, 2019, and (z) 4.25: 1.00 for the fiscal quarter ended March 31, 2020 and each fiscal quarter thereafter (the “Financial Covenant”). The Financial Covenant will be tested on the last day of each fiscal quarter.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which equity shall be common equity, qualified preferred equity or other equity on terms and conditions reasonably acceptable to the Term Administrative Agent) made to Parent after the end of any applicable fiscal quarter after the Closing Date and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of Parent, be included in the calculation of Consolidated EBITDA (as defined below) for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made after the Closing Date and prior to the Extended Term Loan Maturity Date, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause compliance with such Financial Covenant, (d) any reduction in indebtedness with the proceeds of any Specified Equity Contribution shall be ignored for purposes of determining compliance with such Financial Covenant for the fiscal quarter in which such Specified Equity Contribution is made, (e) all Specified Equity Contributions shall be disregarded for the purposes of determining financial ratio-based conditions or any baskets with respect to the covenants contained in the loan documentation, and (f) the proceeds of any such Specified Equity Contribution shall have been contributed to the Borrower by Parent as cash common equity.

Consolidated EBITDA:

“Consolidated EBITDA” shall be consistent with the Term Documentation Principles with amendments and modifications to be agreed, including a combined cap on the addbacks set forth in clauses (viii), (ix), (x) and (xv) of the definition of “Consolidated EBITDA” set forth in the Existing Credit Agreement (but no caps on other addbacks), with such cap to be set at 10% of Consolidated EBITDA (before giving effect to such addback, but after giving effect to other uncapped addbacks).

Unrestricted Subsidiaries:	Substantially the same as under the Term Documentation Principles.

Events of Default:

Events of default will be subject to materiality levels, default triggers, cure and grace periods and/or baskets and exceptions consistent with the Term Documentation Principles, and will be limited to: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a 5 business day grace period; violation of covenants (subject, in the case of certain affirmative covenants, to a 30 day grace period following notice from the Term Administrative Agent); incorrectness of representations and warranties in any material respect when made or deemed made; cross default and cross-acceleration to indebtedness of the Borrower or its restricted subsidiaries in excess of $20,000,000; bankruptcy or other insolvency events (with a customary 60 day grace period for involuntary events); monetary judgments in an amount in excess of $20,000,000 and not paid for or covered by insurance; customary ERISA and Canadian pension defaults; actual or asserted invalidity or impairment of any loan documentation (including any security documentation or any guarantee) with a carve out for Collateral with a value less than $7,500,000; and change of control (with a third party beneficial ownership threshold set at 51%).

The Borrower’s failure to perform or observe the springing financial covenant under the ABL Facilities shall not constitute an event of default under the cross-default provisions of the Term Facility unless and until the required lenders pursuant to the definitive documentation for the ABL Facilities have actually declared all ABL Loans to be immediately due and payable and terminated the commitments under the ABL Facilities and such declaration has not been rescinded.

Assignments and Participations:

Substantially the same as under the Term Documentation Principles, except that (a) Term Loans may be purchased by and assigned to Parent, the Borrower or any of its subsidiaries on a non-pro rata basis through (i) Dutch auctions open to all Term Lenders on a pro rata basis and/or (ii) open market purchases on a non-pro rata basis, so long as (A) no event of default has occurred and is continuing, (B) no proceeds of revolving loans under the Revolving Facility shall be used to purchase Term Loans, provided that revolving loans and swingline loans under the Revolving Facility will be permitted to be outstanding both immediately before and immediately after any such purchase, (C) the gain from such purchase does not increase Consolidated EBITDA and (D) any such loans are permanently cancelled immediately upon acquisition thereof, and (b) to the extent the list of Disqualified Lenders is disclosed to any Term Lender upon request, assignments and participations to Disqualified Lenders shall not be permitted and shall be subject to customary remedial measures.

The Term Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the foregoing provisions relating to Disqualified Lenders, provided that without limiting the generality of the foregoing, the Term Administrative Agent, in its capacity as such, shall not (i) be obligated to ascertain, monitor or inquire as to whether any Term Lender or participant or prospective Term Lender or participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information in connection therewith, to any Disqualified Lender; it being agreed that the foregoing shall not relieve the Term Administrative Agent, to the extent constituting a Term Lender, from its obligations in respect of Disqualified Lenders in connection with assignments and participations, and disclosure of confidential information in connection therewith, by it.

In no event shall Parent, the Borrower or any of its subsidiaries be required to make any representations regarding any absence of material non-public information with respect to the business of Parent, the Borrower and its subsidiaries, and the Term Documentation will require that Parent, the Borrower or any of its subsidiaries identify itself as such in the applicable assignment agreement and that the parties thereto waive any potential claims arising from Parent, the Borrower or any of its subsidiaries being in possession of undisclosed information that may be material to a Term Lender’s decision to participate.

Expenses and Indemnification:	Substantially the same as under the Term Documentation Principles.

Yield Protection, Taxes and

Other Deductions:	Substantially the same as under the Term Documentation Principles.

Defaulting Lender:	Substantially the same as under the Term Documentation Principles.

Voting:	Substantially the same as under the Term Documentation Principles.

Governing Law and Forum:	Substantially the same as under the Term Documentation Principles.

ANNEX I

Interest Rates:	The interest rates on the Extended Term Loans will be, at the Borrower’s option, LIBOR plus 8.75% per annum or the Base Rate plus 7.75% per annum; provided that (a) if the Extended Term Loans are not rated “B2/B” (or higher), as applicable, by both Ratings Agencies within three months after the Closing Date, the interest rates on the Extended Term Loans will be, at the Borrower’s option, LIBOR plus 9.25% per annum or the Base Rate plus 8.25% per annum and (b) at all times (i) if the Extended Term Loans are rated “Ba3/BB-” (or higher), as applicable, by both Ratings Agencies or (ii) after voluntary and mandatory prepayments in an aggregate amount totaling at least $275,000,000 (exclusive of scheduled amortization payments) have been applied to any of the Term Loans, Incremental Term Facilities, Incremental Equivalent Debt (to the extent secured on a pari passu basis with the Term Facilities), Refinancing Debt (to the extent secured on a pari passu basis with the Term Facilities), FILO Term Loans or Revolving Loans (to the extent accompanied by a corresponding permanent reduction or termination of commitments under the Revolving Facility) the interest rates on the Extended Term Loans will be, at the Borrower’s option, LIBOR plus 8.25% per annum or the Base Rate plus 7.25% per annum.

“Ratings Agencies” means S&P and Moody’s.

The Borrower may elect interest periods of 1, 2, 3 or 6 months, and, if available to all applicable Term Lenders, twelve months or such other periods, for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans determined by reference to the “prime rate”).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the Base Rate, quarterly in arrears and on the applicable maturity date.

“Base Rate” will be defined substantially the same as under the Term Documentation Principles.

“LIBOR” will be defined substantially the same as under the Term Documentation Principles.

Amendment Fee:

(1)(a) 2.50% to be paid on the Closing Date to Early Consenters that decline the Cash Option and (b) 1.50% to be paid on the Closing Date to Early Consenters that exercise the Cash Option and Late Consenters, and

Annex I-1

(2) 2.00% to be paid to Extending Term Lenders on the earlier of (i) five business days following the consummation of one or more asset sales or equity issuances yielding net cash proceeds to the Borrower exceeding $150,000,000 in the aggregate (it being understood that the payment of the fee described in this clause (2) shall be netted from such cash proceeds of asset sales for all purposes) and (ii) March 4, 2019, in each case on the aggregate principal amount of such Extending Term Lenders’ Extended Term Loans outstanding on such date after giving effect to any prepayment of Extended Term Loans to occur on such date or with such proceeds (the “Duration Fee”); provided that notwithstanding the foregoing, the Duration Fee will not be due and payable upon or following any repayment in full of the Extended Term Loans.

Annex I-2

ANNEX II

CONDITIONS TO CLOSING

The effectiveness of the Term Documentation on the Closing Date is subject only to satisfaction (or waiver by each consenting Term Lender in its sole discretion) of the conditions expressly stated in this Annex II.

1. The Borrower shall have delivered or caused to be delivered (a) good standings (or equivalent) for each Loan Party from its jurisdiction of organization, (b) customary evidence of authority for each Loan Party and (c) customary closing date officer’s certificates.

2. The representations and warranties contained in the Term Documentation shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that the foregoing materiality qualifier shall not be applicable to any representations qualified or modified by materiality).

3. All fees required to be paid by the Borrower on the Closing Date as set forth in Annex I, and, to the extent invoiced at least three business days prior to the Closing Date, all reasonable and documented out-of-pocket expenses required to be reimbursed by the Borrower to the Term Lenders in connection with the Extension Transactions pursuant to the Existing Credit Agreement or as otherwise agreed to by the Borrower in writing, shall have been paid, in each case to the extent due.

4. Each of the Loan Parties shall have executed and delivered the definitive documentation with respect to the Term Facility consistent with the Summary of Principal Terms and Conditions to which this Annex II is attached. Each of the Loan Parties shall have executed and delivered the definitive documentation with respect to the ABL Facilities consistent with the Summary of Principal Terms and Conditions thereof.

5. The Transactions shall have been approved by the “Required Lenders” (as defined in the Existing Credit Agreement).

6. The Repayment Transactions shall be consummated concurrently herewith.

Annex II-1

Execution Version

ABL FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Borrowers:

General Nutrition Centers, Inc., a Delaware corporation (the “Borrower” or the “ABL Administrative Borrower”) and each of the U.S. subsidiaries of the Borrower that owns any of the assets included in the Borrowing Base and/or the FILO Borrowing Base (each as defined below) shall be co-borrowers (together with the ABL Administrative Borrower, collectively referred to herein as the “ABL Co-Borrowers”), with each being jointly and severally liable for all borrowings by any ABL Co-Borrowers.

Lenders:

A syndicate of banks, financial institutions and other entities (but excluding Disqualified Lenders) reasonably acceptable to the ABL Administrative Borrower (the “Revolving Lenders” refers to such banks, financial institutions and other entities under the Revolving Facility, the “FILO Term Lenders” refers to such banks, financial institutions and other entities under the FILO Term Facility, and the “ABL Lenders” refers to the Revolving Lenders and FILO Term Lenders collectively); provided that ABL Lenders will not include (a) competitors of the ABL Administrative Borrower and its subsidiaries, and any person controlling any such competitor, in each case identified in writing by the ABL Administrative Borrower to the ABL Administrative Agent from time to time, and (b) any affiliates of any such competitors or controlling persons reasonably identifiable as affiliates solely on the basis of their names (other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clause (a) above) or identified by the ABL Administrative Borrower in writing to the ABL Administrative Agent from time to time (it being understood that any update pursuant to clause (a) or clause (b) above shall not apply retroactively) (the persons described in clauses (a) and (b), collectively, the “Disqualified Lenders”).

Administrative Agent and

Collateral Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “ABL Administrative Agent”).

Issuing Banks:

JPMorgan Chase Bank, N.A. and any Revolving Lender which has agreed in writing to be an additional Issuing Bank under the Revolving Facility and is reasonably acceptable to the ABL Administrative Borrower (each, in such capacity, an “Issuing Bank”).

Swingline Lender:	JPMorgan Chase Bank, N.A. (in such capacity, the “Swingline Lender”).

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Transactions:	“ABL Transactions” means the entering into of the (a) Revolving Facility and the initial borrowings thereunder and (b) FILO Term Facility and the initial borrowings thereunder, and the payments of fees and expenses in connection with each of the foregoing. “Term Loan Transactions” means the (a) extension of the “Tranche B Term Loan Maturity Date” (as defined in that certain Credit Agreement, dated as of November 26, 2013 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among GNC Corporation, a Delaware corporation (“Parent”), the ABL Administrative Borrower, the lenders and other parties party thereto and JPMorgan Chase Bank, N.A., as administrative agent) with respect to a portion of the term loans thereunder (the term loans so extended thereunder, the “Extended Term Loans”), (b) amendment and restatement of the Existing Credit Agreement (such amendment and restatement, the “Term Documentation”; the term loan facilities thereunder, the “Term Facilities”; the term loan lenders thereunder, the “Term Lenders”), (c) termination of the “Revolving Credit Commitment” and repayment in full of the outstanding “Revolving Credit Loans” (each as defined in the Existing Credit Agreement) and (d) repayment of a portion of certain “Tranche B Term Loans” (as defined in the Existing Credit Agreement; the “Tranche B Term Loans” defined in the Existing Credit Agreement are referred to herein as the “Term Loans”), and the payments of fees and expenses in connection with each of the foregoing. “Transactions” means the ABL Transactions and the Term Loan Transactions.

Closing Date:	A date designated by the ABL Administrative Borrower, but which in any event shall not occur until all of the conditions expressly stated or referred to in Annex I have been satisfied (or waived by each applicable ABL Lender in its sole discretion) (such date, the “Closing Date”).

Type and Amount of

ABL Facilities:

(a) A 4.5-year asset-based revolving credit facility (the “Revolving Facility”; the loans thereunder, the “Revolving Loans”) in an aggregate principal amount of $100,000,000, subject to the Borrowing Base as provided herein and the other terms and conditions herein; and

(b) a four-year and ten-month asset-based term loan facility (the “FILO Term Facility” and, together with the Revolving Facility, the “ABL Facilities”; the loans thereunder, the “FILO Term Loans”) advanced on a “first-in, last-out” basis in an aggregate principal amount of $275,000,000 subject to the terms and conditions herein.

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Amounts under the Revolving Facility will be in U.S. Dollars. Amounts under the FILO Term Facility will be in U.S. Dollars.

Purpose:	The FILO Term Facility will be used on the Closing Date to repay a portion of certain Term Loans.

The Revolving Facility will be used by the ABL Administrative Borrower and its subsidiaries for working capital and general corporate purposes (including permitted acquisitions and other investments and, on the Closing Date to replace, backstop or cash collateralize any existing letters of credit for the account of the ABL Administrative Borrower and its subsidiaries under the Existing Credit Agreement).

Maturity Date:	The earlier to occur of (a) (i) with respect to the Revolving Facility, the date that is four and one-half years after the Closing Date and (ii) with respect to the FILO Term Facility, December 31, 2022 and (b) with respect to both the Revolving Facility and the FILO Term Facility, the date that is 91 days prior to the Convertible Stated Maturity Date, unless (in the case of this clause (b)) all amounts exceeding $50,000,000 of the Convertible Senior Notes have been either (x) refinanced with permitted indebtedness maturing later than 90 days after the maturity date of the FILO Term Facility or (y) repaid, discharged, prepaid or converted, in each case, prior to such date, other than with the proceeds of any indebtedness maturing earlier than 91 days after the maturity date of the FILO Term Facility (any such repayment, discharge, prepayment, refinancing or conversion, the “Existing Indenture Discharge”).

The “Convertible Stated Maturity Date” shall mean the stated maturity date of the 1.50% Convertible Senior Notes due August 15, 2020 (the “Convertible Senior Notes”) under that certain indenture dated as of August 10, 2015, among GNC Holdings, Inc., Parent, the ABL Administrative Borrower and the other subsidiaries party thereto, and Bank of New York Mellon Trust Company, N.A., as trustee (the “Existing Indenture”) or, if the Convertible Senior Notes are refinanced with permitted indebtedness maturing between August 10, 2020 and December 31, 2022, such later maturity date.

Availability:

The Revolving Facility may be utilized (a) on the Closing Date (i) to replace, backstop or cash collateralize any existing letters of credit for the account of the ABL Administrative Borrower and its subsidiaries under the Existing Credit Agreement and (ii) to finance the Transactions and for working capital needs, and (b) after the Closing Date, for borrowings and issuances of letters of credit at any time to but excluding the business day immediately preceding the maturity date of the Revolving Facility; provided that the aggregate amount of loans, unreimbursed letter of credit drawings and outstanding letters of

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credit available to be drawn shall not, at any time, exceed an amount equal to the lesser of (x) the aggregate amount of commitments under the Revolving Facility and (y) the then applicable Borrowing Base (the provisions set forth in this proviso, the “Availability Conditions”). Amounts repaid under the Revolving Facility may be re-borrowed.

The FILO Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the FILO Term Facility that are repaid or prepaid may not be re-borrowed.

Borrowing Bases:

The borrowing base for purposes of the Revolving Facility (the “Borrowing Base”) shall be equal to the sum, without duplication, of the following as set forth in the most recently delivered Borrowing Base certificate:

(a) 90% of eligible credit card receivables (to be defined on a basis subject to the ABL Documentation Principles (as defined below)) of the ABL Co-Borrowers and of General Nutrition Centres Company (the “Canadian Guarantor”); plus

(b) 85% of the book value of eligible accounts receivable (to be defined on a basis subject to the ABL Documentation Principles) of the ABL Co-Borrowers and of the Canadian Guarantor attributable to wholesale accounts receivable; plus

(c) 85% of the book value of eligible accounts receivable of the ABL Co-Borrowers and of the Canadian Guarantor attributable to domestic franchisees; provided that the amount of the Borrowing Base consisting of eligible accounts receivable attributable to domestic and foreign franchisees (as set out in clause (d) below) shall not exceed 17.5% of the Borrowing Base in the aggregate; plus

(d) 85% of the book value of eligible accounts receivable of the ABL Co-Borrowers and the Canadian Guarantor attributable to foreign franchisees in each case backed by a letter of credit reasonably acceptable to the ABL Administrative Agent; provided that (i) the amount of the Borrowing Base consisting of eligible accounts receivable attributable to foreign franchisees shall not exceed 10% of the Borrowing Base in the aggregate and (ii) the amount of the Borrowing Base consisting of eligible accounts receivable attributable to domestic (as set out in clause (c) above) and foreign franchisees shall not exceed 17.5% of the Borrowing Base in the aggregate; plus

(e) 95% of the net orderly liquidation value of eligible inventory (to be defined on a basis subject to the ABL Documentation Principles) of the ABL Co-Borrowers and of the Canadian Guarantor consisting of finished goods and bulk inventory; plus

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(f) 95% of the net orderly liquidation value of eligible inventory of the ABL Co-Borrowers and of the Canadian Guarantor consisting of raw materials inventory; plus

(g) 100% of unrestricted cash and cash equivalents of the ABL Co-Borrowers and of the Canadian Guarantor, in each case that are (i) held in deposit accounts or securities accounts with the ABL Administrative Agent and (ii) not subject to any other liens other than non-consensual liens and junior priority liens, in each case, permitted under the ABL Documentation (“Borrowing Base Cash”); provided that (a) the amount of the Borrowing Base consisting of Borrowing Base Cash shall not exceed 10% of the Borrowing Base in the aggregate and (b) prior to withdrawing Borrowing Base Cash from any such accounts in an amount in excess of $5,000,000 in the aggregate for all withdrawals since the most recent delivery of a Borrowing Base certificate, the ABL Co-Borrowers shall deliver an updated Borrowing Base certificate on a pro forma basis as of the date of such withdrawal; minus

(h) the FILO Term Loan Push Down Reserve; minus

(i) applicable Reserves established by the ABL Administrative Agent in its Permitted Discretion as set forth herein.

The borrowing base for purposes of the FILO Term Facility (the “FILO Borrowing Base” and, together with the Borrowing Base, the “Borrowing Bases”) shall be equal to the sum, without duplication, of the following as set forth in the most recently delivered Borrowing Base certificate:

(a) the FILO Advance Rate (as defined below) of eligible credit card receivables of the ABL Co-Borrowers and of the Canadian Guarantor; plus

(b) the FILO Advance Rate of the book value of eligible accounts receivable of the ABL Co-Borrowers and of the Canadian Guarantor attributable to wholesale accounts receivable; plus

(c) the FILO Advance Rate of the book value of eligible accounts receivable of the ABL Co-Borrowers and of the Canadian Guarantor attributable to domestic franchisees; plus

(d) the FILO Advance Rate of the book value of eligible accounts receivable of the ABL Co-Borrowers and the Canadian Guarantor attributable to foreign franchisees in each case backed by a letter of credit reasonably acceptable to the ABL Administrative Agent; plus

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(e) the FILO Advance Rate of the net orderly liquidation value of eligible inventory of the ABL Co-Borrowers and of the Canadian Guarantor consisting of finished goods and bulk inventory; plus

(f) the FILO Advance Rate of the net orderly liquidation value of eligible inventory of the ABL Co-Borrowers and of the Canadian Guarantor consisting of raw materials inventory; plus

(g) 100% of Borrowing Base Cash to the extent in excess of Borrowing Base Cash included in the Borrowing Base; minus

(g) applicable Reserves established by the ABL Administrative Agent in its Permitted Discretion as set forth herein.

For the avoidance of doubt, the FILO Borrowing Base shall not limit the amount of the FILO Term Facility that may be borrowed on the Closing Date or remain outstanding thereafter but, rather, shall be used to calculate the FILO Term Loan Push Down Reserve as set forth below.

“FILO Advance Rate” means (a) on and prior to the first anniversary of the Closing Date, 5%, (b) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, 4%, (c) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, 3%, (d) after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, 2%, and (e) after the fourth anniversary of the Closing Date, 1%.

Each of the Borrowing Base and the FILO Borrowing Base shall be subject to (i) reserves and eligibility criteria subject to the ABL Documentation Principles, with such modifications thereto to be agreed to reflect the nature of the ABL Co-Borrowers and of the Canadian Guarantor relative to the ABL Documentation Principles, and (ii) customary Canadian priority payable reserves; provided that, subject to the ABL Documentation Principles, the ABL Administrative Agent will retain the right from time to time to establish or modify reserves against either such Borrowing Base, in each case in the ABL Administrative Agent’s Permitted Discretion upon at least three business days’ prior notice to the ABL Administrative Borrower, including, without limitation, customary rent reserves (provided that (i) no reserves shall be established as a result of failure to obtain landlord lien waivers, bailee waivers, collateral access agreements or similar agreements with respect to leased store locations (other than with respect to leased store locations in the States of Pennsylvania, Virginia and Washington and any other state, province or territory in which a landlord’s claim for rent

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has priority over the liens in respect of the ABL Facilities) and (ii) no rent reserves shall be established with respect to distribution centers prior to the 120th day following the Closing Date). During such three-business day period, the ABL Administrative Agent shall, if requested, discuss any such reserve or change with the ABL Administrative Borrower and the ABL Administrative Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the ABL Administrative Agent. Notwithstanding anything to the contrary herein, (a) no reserves may be taken after the Closing Date based on circumstances, conditions, events or contingencies known to the ABL Administrative Agent as of the Closing Date and for which no reserves were imposed on the Closing Date, except if (x) such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date or (y) such reserve is a reserve agreed by the ABL Administrative Borrower and the ABL Administrative Agent prior to the Closing Date (a “Permitted Post-Closing Reserve”), (b) the amount of any such reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change, (c) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria or constitute a general reserve applicable to all inventory or all accounts receivable that is the functional equivalent of a decrease in advance rates, (d) no reserves against the FILO Borrowing Base shall be duplicative of reserves already maintained against the Borrowing Base, and no reserves against the Borrowing Base shall be duplicative of reserves already maintained against the FILO Borrowing Base and (e) no reserves shall be imposed on the first 5% of dilution of eligible accounts receivable and thereafter no dilution reserve shall exceed the actual incremental percentage in dilution above 5%. If at any time, and for so long as, the aggregate principal amount of FILO Term Loans outstanding under the FILO Term Facility exceeds the FILO Borrowing Base, the ABL Administrative Agent shall establish and maintain a reserve against the Borrowing Base in an amount equal to such excess (the “FILO Term Loan Push Down Reserve”).

“Permitted Discretion” means reasonable credit judgment in good faith and in accordance with customary business practices for comparable asset-based lending transactions, and as it relates to the establishment or adjustment of reserves (or the modification of eligibility standards and criteria) shall require that (a) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events (i) first

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occurring or first discovered by the ABL Administrative Agent after the Closing Date or (ii) that (x) are materially different from the facts or events occurring or known to the ABL Administrative Agent on the Closing Date or (y) constitute Permitted Post-Closing Reserves, unless the ABL Administrative Borrower and the ABL Administrative Agent otherwise agree in writing, (b) the contributing factors to the imposition of any reserves shall not duplicate the exclusionary criteria set forth in the definitions of eligible accounts or eligible inventory, as applicable (and vice versa) and (c) the amount of any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification (as reasonably determined by the ABL Administrative Agent) of the incremental dilution of the Borrowing Base attributable to such contributing factors.

It is understood and agreed that after the Closing Date, (a) receivables, (b) inventory and (c) cash and cash equivalents (to the extent (i) (x) held in deposit accounts or securities accounts with a Lender under the Revolving Facility and subject to a control agreement in favor of the ABL Administrative Agent or (y) held in deposit accounts or securities accounts with the ABL Administrative Agent and (ii) not subject to any other liens other than non-consensual liens and junior priority liens, in each case, permitted under the ABL Documentation) of the ABL Co-Borrowers and of the Canadian Guarantor, in each case acquired in any acquisition (including any Permitted Acquisition) or other bulk purchase transaction (limited, for the avoidance of doubt, to acquisitions and bulk purchase transactions in respect of the same or like businesses (or a generally related or ancillary line of business or a reasonable extension thereof) as those carried on by such ABL Co-Borrower or the Canadian Guarantor as of the date hereof) shall, until the earlier of the 90th day following consummation of such acquisition and completion of a field examination and inventory appraisal in respect thereof that is reasonably satisfactory to the ABL Administrative Agent, be immediately included in the Borrowing Base and the FILO Borrowing Base, as applicable, at advance rates equal to the applicable advance rates set forth in the definitions of “Borrowing Base” and “FILO Borrowing Base” above, in each case multiplied by  2⁄3, and calculated against the value or book value therefor (or net orderly liquidation value therefor, if inventory appraisals therefor exist) as applicable, as set forth in the consolidated balance sheet of the relevant acquired entities as of the date with respect to which the most recent Borrowing Base certificate was delivered, and applying eligibility and reserve criteria consistent with those applied to the calculation of the applicable Borrowing Base; provided that in no event will acquired receivables or inventory that have not been subject to a field exam or appraisal or acquired cash and cash equivalents

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constitute more than 10% of the Borrowing Bases at any time. If a field examination and inventory appraisal in respect of the foregoing assets that is reasonably satisfactory to the ABL Administrative Agent has not been completed by such 90th day (or such longer period as the ABL Administrative Agent may reasonably agree), such receivables and inventory and cash and cash equivalents will cease to be eligible for inclusion in the Borrowing Bases.

Except as set forth in the ABL Documentation, each Borrowing Base shall be computed on a monthly basis (or more frequently, if required as provided below under “Affirmative Covenants” or if the ABL Administrative Borrower in its sole discretion shall so elect; provided that if any such election is made by the ABL Administrative Borrower, the ABL Administrative Borrower shall continue to report on such more frequent basis for at least 60 days).

As used herein, (a) “Line Cap” means, at any time, the lesser of (i) the aggregate revolving commitments under the Revolving Facility at such time and (ii) the Borrowing Base at such time and (b) “Availability” means, at any time, the excess of (i) the Line Cap at such time over (ii) the aggregate amount of Revolving Loans, Swingline Loans, unreimbursed letter of credit drawings and outstanding letters of credit available to be drawn under the Revolving Facility at such time.

Letters of Credit:

Up to $25,000,000 of the Revolving Facility will be available for the issuance of letters of credit by the Issuing Banks, on terms and conditions to be reasonably and mutually agreed and subject to the ABL Documentation Principles; provided that, unless otherwise agreed by the ABL Administrative Agent, such amount shall be divided among the Issuing Banks (and their applicable affiliates) on a pro rata basis based on the respective amounts of their commitments under the Revolving Facility on the Closing Date (or, with respect to any Issuing Bank that agrees thereto in its sole discretion, greater than pro rata basis) (as to each Issuing Bank, its “L/C Commitment”); provided that the L/C Commitment of JPMorgan Chase Bank, N.A. shall not exceed $15,000,000. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Banks, the fifth business day prior to the Maturity Date (the “Letter of Credit Expiration Date”); provided that, subject to the terms of the ABL Documentation, a letter of credit may provide that it shall automatically renew for additional periods but in any event not beyond the Letter of Credit Expiration Date unless cash collateralized or backstopped in accordance with the foregoing clause (b).

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Drawings under any letter of credit shall be reimbursed by the ABL Co-Borrowers on the business day following receipt of notice thereof by the ABL Administrative Borrower. To the extent that the ABL Co-Borrowers do not reimburse the applicable Issuing Bank on the following business day, the Revolving Lenders shall be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their respective commitments under such Revolving Facility.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Banks. No Issuing Bank shall be required to issue documentary or trade letters of credit without its consent.

Swingline Facility:

Up to $20,000,000 of the Revolving Facility may be available from the Swingline Lender for same day swingline borrowings (any such borrowings, “Swingline Loans”), on terms and conditions subject to the ABL Documentation Principles.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Refinancing Facilities:	Substantially the same as under the Term Facility, mutatis mutandis; provided that such provisions shall apply only to permit refinancing of the FILO Term Facility (and not the Revolving Facility).

Limited Condition Transactions:

Substantially the same as under the Term Facility, mutatis mutandis; provided that such provisions shall not apply in respect of (a) any determination of the satisfaction of the Availability Conditions, the accuracy of representations or the absence of defaults or events of default, in each case for purposes of satisfying the conditions to credit extensions under the ABL Documentation, or (b) any determination of the satisfaction of the Payment Condition or the Distribution Condition with respect to requirements based on Availability (other than the event of default blocker and pro forma compliance with the Springing Financial Covenant).

Interest:

Revolving Loans and FILO Term Loans will bear interest based on the Base Rate or LIBOR, as described below and as elected by the ABL Administrative Borrower (except that all swingline borrowings will accrue interest based on the Base Rate):

A.	Base Rate Option

Interest will be at the Base Rate (as defined in the Term Facility) plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365/366 days if based on the prime rate (and otherwise on the basis of the actual number of days elapsed in a year of 360 days) and payable quarterly in arrears.

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Base Rate borrowings will be in minimum amounts to be reasonably and mutually agreed upon and will be available on same day notice.

B.	LIBOR Option

Interest will be determined for periods to be selected by the ABL Administrative Borrower (“Interest Periods”) of one, two, three, or six months, and, if available to all Revolving Lenders or FILO Lenders, as applicable, twelve months or such other periods, and will be at an annual rate equal to the greater of (x) the London Interbank Offered Rate or other relevant interbank market rate (“LIBOR”) for the corresponding deposits of the applicable currency and (y) 0% per annum, in each case plus the applicable Interest Margin. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be reasonably and mutually agreed upon.

Default Interest and Fees:

Upon the occurrence and during the continuance of a payment or bankruptcy event of default, interest will accrue on overdue amounts under the ABL Facilities (a) in the case of overdue principal or interest on any loan, at a rate of 2.0% per annum plus the rate otherwise applicable to such loan and (b) in the case of any other overdue amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate loans under the Revolving Facility, and will be payable on demand.

Interest Margins:

Until the completion of the first full fiscal quarter beginning after the Closing Date, interest rate margins under the Revolving Facility will be equal to (a) in the case of LIBOR Loans, 1.75% per annum, and (b) in the case of Base Rate Loans, 0.75% per annum. Interest rate margins under the FILO Term Facility will be equal to (a) in the case of LIBOR Loans, 7.00% per annum, and (b) in the case of Base Rate Loans, 6.00% per annum; provided that, at all times that the FILO Term Loans are rated “Ba3/BB-” (or higher), as applicable, by both Ratings Agencies, the interest rates on the FILO Term Loans will be equal to (a) in the case of LIBOR Loans, 6.50% per annum, and (b) in the case of Base Rate Loans, 5.50%.

“Ratings Agencies” means S&P and Moody’s.

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All swingline loans will be Base Rate Loans.

After the first full fiscal quarter beginning after the Closing Date, interest rate margins under the Revolving Facility shall be determined by reference to the following grid, based on the average Availability, as a percentage of the Line Cap, during the immediately preceding fiscal quarter:

Average Availability (% of Line Cap)	Interest Rate Margin for LIBOR Loans	Interest Rate Margin for Base Rate Loans
> 67%	1.50%	0.50%
≤ 67% but > 33%	1.75%	0.75%
≤ 33%	2.00%	1.00%

Commitment Fee:

The ABL Co-Borrowers shall pay a commitment fee of 0.375% per annum on the average daily unused portion of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year payable quarterly in arrears. Swingline loans will not be considered utilization of the Revolving Facility for purposes of this calculation.

After the first full fiscal quarter beginning after the Closing Date, the commitment fee under the Revolving Facility shall be determined by reference to the following grid, based on the average Availability, as a percentage of the Line Cap, during the immediately preceding fiscal quarter:

Average Availability (% of Line Cap)	Commitment Fee for Revolving Facility
> 50%	0.375%
≤ 50%	0.50%

Letter of Credit Fees:

The applicable ABL Co-Borrowers will pay (a) each Issuing Bank a fronting fee equal to 12.5 basis points per annum (with respect to letters of credit issued by it) and (b) the applicable Revolving Lenders a letter of credit participation fee equal to the Interest Margin for LIBOR Loans under the Revolving Facility, in each case, on the undrawn amount of all outstanding letters of credit under the Revolving Facility. In addition, the ABL Co-Borrowers will pay the Issuing Banks customary amendment and other administrative fees.

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Mandatory Prepayments:

The Revolving Facility and any swingline borrowings shall be prepaid and any letters of credit shall be cash collateralized or replaced to the extent necessary so that the Availability Conditions are satisfied, subject to provisions for discretionary and protective overadvances consistent with the ABL Documentation Principles.

Subject to the immediately succeeding paragraph (and other than, in the case of clause (b) below, to the extent that the basis for any such prepayment is Current Asset Collateral), FILO Term Loans shall be prepaid with (a) 75% of Excess Cash Flow (to be defined the same as set forth in the Term Facility) for each fiscal year of the ABL Administrative Borrower commencing with the fiscal year ending December 31, 2018, with a step down to 50% if the Consolidated Net First Lien Leverage Ratio (definition to be subject to the ABL Documentation Principles, but which shall in any event be limited to all indebtedness for borrowed money, unreimbursed drawings under letters of credit, capital lease obligations and purchase money indebtedness (collectively, “Funded Indebtedness”) of the ABL Co-Borrowers and each of their respective restricted subsidiaries that is secured by a first priority lien on any asset of any ABL Co-Borrower or any of their restricted subsidiaries, in each case net of all unrestricted cash and cash equivalents of the ABL Co-Borrowers and each of their respective restricted subsidiaries in an amount not to exceed $150,000,000 (including cash and cash equivalents restricted solely in favor of the ABL Administrative Agent, the administrative agent or collateral agent under the Term Facilities (the “Term Agents”) and any agent in respect of any Incremental Equivalent Debt or Refinancing Debt under and as defined in the Term Facility) and is not subordinated in right of payment to the Guaranteed Obligations) is less than 3.25: 1.00; provided that (x) scheduled payments of principal during such fiscal year of the Term Facilities and, to the extent secured on a pari passu basis with any Term Facility, any Incremental Equivalent Debt and any Refinancing Debt (in each case, as defined in the Term Facility), will reduce the amount of Excess Cash Flow prepayments required for such fiscal year (and for the subsequent fiscal year to the extent the amount of such prepayments and buybacks exceeds the amount of Excess Cash Flow prepayments required to be made for such fiscal year) on a dollar-for-dollar basis, (except in each case to the extent financed with the proceeds of long term funded indebtedness (other than revolving indebtedness)) and (y) the definition of Excess Cash Flow shall provide for a deduction from Excess Cash Flow for cash used during such fiscal year to finance permitted acquisitions, certain investments, capital expenditures, restricted

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payments to Parent for overhead and tax distributions and scheduled payments of indebtedness not deducted pursuant to clause (x) (except in each case to the extent financed with the proceeds of long term funded indebtedness (other than revolving indebtedness)); (b) 100%, with a step down to 75% if the Consolidated Net First Lien Leverage Ratio is less than 3.00: 1.00, of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Parent, the ABL Administrative Borrower and its restricted subsidiaries (including casualty insurance and condemnation proceeds, but with exceptions to be consistent with the ABL Documentation Principles) in excess of threshold amounts (such amounts, “Excluded Proceeds”) equal to $8,000,000 in the aggregate in any fiscal year (and then only amounts in excess of such threshold shall be subject to prepayment (unless reinvested (but subject to the following proviso))) and $2,000,000 for any single asset sale or other disposition provided that (x) the net cash proceeds (other than Excluded Proceeds) of each non-ordinary course asset sale or disposition subject to this clause (b), until the aggregate amount of such net cash proceeds equals $200,000,000, shall be applied (i) 50% to prepay the Extended Term Loans and (ii) 50% to prepay any Term Loans, Incremental Term Facilities, Incremental Equivalent Debt (to the extent secured on a pari passu basis with the Term Facilities), Refinancing Debt (to the extent secured on a pari passu basis with the Term Facilities), FILO Term Loans or Revolving Loans (to the extent accompanied by a corresponding permanent reduction or termination of commitments under the Revolving Facility), and (y) any such net cash proceeds (other than Excluded Proceeds) in excess of $200,000,000 (i) shall, if the Consolidated Net First Lien Leverage Ratio is greater than 3.25: 1.00, be applied first to the Extended Term Loans, second to the FILO Term Loans if permitted pursuant to the terms of the ABL Facilities, and third (or if not permitted pursuant to the terms of the ABL Facilities) to the Non-Extended Term Loans, and (ii) may, if the Consolidated Net First Lien Leverage Ratio is equal to or less than 3.25: 1.00, at the Borrower’s option, be used to prepay any Term Loans, Incremental Term Facilities, Incremental Equivalent Debt (to the extent secured on a pari passu basis with the Term Facilities), Refinancing Debt (to the extent secured on a pari passu basis with the Term Facilities), FILO Term Loans or Revolving Loans (to the extent accompanied by a corresponding permanent reduction or termination of commitments under the Revolving Facility) or may be reinvested in the business, in each case, within 12 months of receipt and, if so committed to reinvestment or prepayment, reinvested or prepaid within 180 days after the end of such 12-month period, and (c) 100% of the net cash proceeds of issuances of debt obligations of Parent, the ABL Administrative Borrower and its restricted subsidiaries (except the net cash proceeds of any permitted debt).

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Mandatory prepayments of the FILO Term Loans shall be applied without premium or penalty (other than the Prepayment Premium described below). Mandatory prepayments (i) pursuant to clause (a) of the preceding paragraph shall be applied first to the Term Facility until all Extended Term Loans have been repaid in full, second to the FILO Term Loans if the Prepayment Condition is satisfied, and if the Prepayment Condition is not satisfied shall be applied to the Non-Extended Term Loans under the Term Facility, (ii) pursuant to clause (b) of the preceding paragraph shall be applied as set forth in the proviso therein. The ABL Documentation shall provide that in the case of mandatory prepayments pursuant to clauses (a) and (b) of the preceding paragraph, a ratable portion of such mandatory prepayment may be applied to redeem, prepay or offer to purchase any permitted pari passu secured indebtedness (collectively, “Additional Pari Passu Debt”), in each case if required under the terms of the applicable documents governing such Additional Pari Passu Debt.

Prepayments attributable to non-U.S. subsidiaries’ Excess Cash Flow and asset sale and other disposition proceeds will be limited in a customary manner to the extent repatriation of such amounts would result in material adverse tax consequences as reasonably determined by the ABL Administrative Borrower in good faith, or would be prohibited or restricted by applicable law, rule or regulation.

Any FILO Term Loan Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (c) of the third preceding paragraph (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the ABL Administrative Borrower and its restricted subsidiaries.

Notwithstanding the foregoing, no mandatory prepayment of the FILO Term Facility shall be permitted unless the Prepayment Condition is satisfied. The “Prepayment Condition” will be satisfied if either (a) the Payment Condition is satisfied or (b) the aggregate revolving commitments under the Revolving Facility have terminated, no Revolving Loans are then outstanding under the Revolving Facility and any letters of credit outstanding under the Revolving Facility shall have been cash collateralized.

Prepayments Permitted and

Commitment Reductions:

Optional prepayments of Revolving Loans will be permitted in whole or in part, without premium or penalty (except customary LIBOR breakage costs (which shall exclude loss of profit or margin)) and including accrued and unpaid interest upon

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prepayment of all of the outstanding amounts under the Revolving Facility. The unutilized portion of the commitments under the Revolving Facility (after giving effect to any concurrent prepayment) may, upon three business days’ notice (which may be contingent upon a refinancing or other event), be permanently reduced or terminated by the ABL Administrative Borrower without premium or penalty, in minimum amounts to be reasonably and mutually agreed.

Optional prepayments of FILO Term Loans will be permitted in whole or in part, without premium or penalty (except customary LIBOR breakage costs (which shall exclude loss of profit or margin) and the Prepayment Premium described below) and including accrued and unpaid interest; provided that no such prepayment shall be permitted unless (a) the Payment Condition is satisfied or (b) the aggregate revolving commitments under the Revolving Facility have terminated, no Revolving Loans are then outstanding under the Revolving Facility and any letters of credit outstanding under the Revolving Facility shall have been cash collateralized.

Prepayment Premium:

Voluntary prepayments and mandatory prepayments of FILO Term Loans, and Repricing Transactions (including any mandatory assignments in connection therewith) of or with respect to the FILO Term Loans, in each case (i) prior to the first anniversary of the Closing Date will be subject to a prepayment premium in an amount equal to 2.00% of the principal amount of the FILO Term Loans so prepaid or repriced and (ii) on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date will be subject to a prepayment premium in an amount equal to 1.00% of the principal amount of the FILO Term Loans so prepaid or repriced (the “Prepayment Premium”). “Repricing Transaction” shall mean (i) any prepayment, refinancing or repayment of FILO Term Loans with the proceeds of, or any conversion of FILO Term Loans into, any substantially concurrent issuance of new or replacement tranche of bank debt financing the primary purpose of which (as determined by the ABL Administrative Borrower acting in good faith) is to (and which does) reduce the All-In Yield applicable to the FILO Term Loans and (ii) any amendment to the FILO Term Facility the primary purpose of which is to (and which does) reduce the All-In Yield applicable to the FILO Term Loans. Such Prepayment Premium shall not apply to a Repricing Transaction in connection with a “change of control” transaction.

“All-In Yield” means, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBOR or ABR floor, or otherwise, in each case, incurred or payable by the Borrowers generally to all the lenders of such indebtedness; provided that OID and upfront

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fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable indebtedness); provided, further, that “All-In Yield” shall not include customary arrangement fees, structuring fees, syndication fees and similar fees not shared with all lenders of such indebtedness.

Guarantees:

The ABL Facilities and any hedging or cash management obligations of any Loan Party to which the ABL Administrative Agent, an ABL Lender or an affiliate of the ABL Administrative Agent and/or an ABL Lender is (or was at the time such hedging or cash management obligation was initially incurred) a counterparty (the “Guaranteed Hedging and Cash Management Obligations” and collectively with the ABL Facilities, the “ABL Guaranteed Obligations”) will be fully and unconditionally guaranteed on a joint and several basis by (i) Parent, (ii) the Canadian Guarantor and (iii) all of the existing and future direct and indirect wholly-owned material domestic restricted subsidiaries of the ABL Administrative Borrower (other than, as to their own obligations, the other ABL Co-Borrowers) (collectively, the “Guarantors”; the Guarantors together with the ABL Co-Borrowers, the “Loan Parties”) and the ABL Co-Borrowers will be jointly and severally liable for all of the ABL Guaranteed Obligations; provided that Guarantors shall not include (a) any subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation from guaranteeing the ABL Guaranteed Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee of the ABL Guaranteed Obligations unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (b) unrestricted subsidiaries, (c) immaterial subsidiaries, (d) captive insurance companies, (e) not-for-profit subsidiaries, (f) any domestic subsidiary of a foreign subsidiary of the ABL Administrative Borrower that is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), and any domestic subsidiary of the ABL Administrative Borrower that has no material assets other than the equity of one or more foreign subsidiaries of the ABL Administrative Borrower that are CFCs (“FSHCOs”), (g) broker-dealer subsidiaries, (h) special purpose receivables entities or (i) Gustine Sixth Avenue Associates, Ltd. (for so long as no Loan Party constitutes the general partner thereof). In addition, the ABL Documentation will contain carve outs for “non-ECP Guarantors”, consistent with the LSTA provisions.

The ABL Administrative Borrower may, at its option, cause any restricted subsidiary that is not otherwise required to do so to become a Guarantor with the consent of the ABL Administrative Agent.

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Notwithstanding the foregoing, the Guarantees shall be subject to general statutory and common law limitations and fraudulent transfer restrictions (it being understood that such restrictions shall be addressed only by customary savings clauses) and, in the case of any foreign Guarantor, customary exceptions, limitations and restrictions imposed by local law.

Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements as mutually agreed by the ABL Administrative Borrower and the ABL Administrative Agent, including in circumstances where the ABL Administrative Borrower and the ABL Administrative Agent reasonably agree that the burden or cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

The ABL Guaranteed Obligations will be secured by: (a) a perfected first priority (subject to permitted prior liens) security interest in all personal property of the Loan Parties consisting of all accounts receivable (other than accounts receivable arising as a result of the disposition of Fixed Asset Collateral (as hereinafter defined)) and inventory, tax refunds (other than in respect of Fixed Asset Collateral), cash, deposit accounts, securities accounts, investment property (other than (i) capital stock and (ii) any deposit account or securities account (or amount on deposit therein) established solely to hold identifiable proceeds of Fixed Asset Collateral), insurance proceeds (including business interruption insurance) (other than proceeds in respect of Fixed Asset Collateral) and general intangibles, contract rights (including rights under franchise agreements and customer contracts), chattel paper, documents, documents of title, supporting obligations and books and records related to the foregoing and, in each case, proceeds thereof, subject to customary exceptions (the “Current Asset Collateral”) and (b) a perfected second priority (subject to permitted prior liens, including in respect of the Term Facility) security interests on (i) the capital stock in the ABL Co-Borrowers and their respective restricted subsidiaries held by any Loan Party, (ii) intellectual property of the Loan Parties, (iii) all other real and personal property of the Loan Parties to the extent not constituting Current Asset Collateral, including, without limitation, contracts (other than those relating to Current Asset Collateral), equipment, other general intangibles, intercompany notes and proceeds of the foregoing (the property referred to in clauses (b)(i) through (b)(iii) above, the “Fixed Asset Collateral” and, together with the Current Asset Collateral, the “Collateral”), in each case, excluding the Excluded Assets (as hereinafter defined).

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Notwithstanding the foregoing, in no event will Collateral include: (a) any fee-owned real property with a fair market value of less than $5,000,000 (provided that the headquarters of the ABL Administrative Borrower shall not constitute Collateral to the extent that granting a mortgage thereon would require the consent of the existing mortgagee of such property) or leasehold interest in real property, (b) any interest in any agreements, contracts, permits or licenses if the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such agreements, contracts, permits or licenses (or would otherwise violate or invalidate such agreement, contract, permit or license), in each case after giving effect to Article 9 of the applicable Uniform Commercial Code and other applicable law, (c) the voting capital stock of any (i) FSHCO or (ii) foreign subsidiary that is a CFC, in each case, in excess of 65% of the outstanding voting stock thereof, (d) assets subject to capital leases, purchase money financing and liens securing assumed indebtedness to the extent such capital leases, purchase money financing and assumed indebtedness are permitted under the ABL Documentation and the terms thereof prohibit a grant of a security interest therein or would otherwise cause a default or require a consent thereunder, (e) assets sold or otherwise disposed of to a person who is not a Loan Party in compliance with the ABL Documentation, (f) assets owned by a Guarantor after the release of the guaranty of such Guarantor pursuant to the ABL Documentation, (g) motor vehicles and other goods subject to certificates of title (to the extent a security interest therein cannot be perfected by a UCC-1 filing), (h) any application for registration of a trademark filed with the United States Patent and Trademark Office (“PTO”) or the Canadian Intellectual Property Office (“CIPO”) on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the PTO or CIPO, at which time such trademark shall automatically become part of the Collateral and subject to the security interest pledged, (i) equity interests in any person other than wholly owned subsidiaries to the extent prohibited by (or requiring a third party consent under) organizational documents or joint venture or shareholders agreements after giving effect to Article 9 of the UCC, (j) letter of credit rights (to the extent a security interest therein cannot be perfected by a UCC filing) and commercial tort claims with a value (as determined in good faith by the ABL Administrative Borrower) of less than an amount to be mutually agreed, (k) those assets as to which the ABL Administrative Agent and the ABL Administrative Borrower reasonably and mutually agree in writing that the burden or cost (including material adverse tax consequences) of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the ABL Lenders of the security to be afforded thereby, (l) “margin stock” (within the meaning of Regulation U), (m) segregated trust fund accounts, payroll accounts, accounts used for making payments in respect of withholding taxes and employee benefits, trust

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accounts, and escrow accounts for the benefit of unaffiliated third parties (collectively, the “Excluded Accounts”), (n) capital stock in and assets of unrestricted subsidiaries, broker-dealer subsidiaries, not-for-profit subsidiaries and captive insurance subsidiaries, (o) any asset to the extent the granting of a security interest in such asset could result in material adverse tax consequences to Parent or any of its subsidiaries, as reasonably determined in good faith by the ABL Administrative Borrower and consented to by the ABL Administrative Agent (such consent not to be unreasonably withheld), (p) a security interest prohibited by law (including all applicable regulations and laws restricting assignments of, and security interests in, government receivables) or which would require governmental approval, license or authorization, and (q) other exceptions to be reasonably mutually agreed upon (the foregoing described in clauses (a) through (q) are collectively, the “Excluded Assets”).

In addition, in no event shall (i) perfection be required with respect to any of the above-described security interests by means other than (A) filings of UCC and PPSA financing statements in the office of the secretary of state or provincial ministry (or similar central filing office), (B) filings in United States government offices or CIPO with respect to intellectual property, (C) delivery to the Term Administrative Agent, for its possession, of all Collateral consisting of material intercompany notes, stock or other equity certificates of any material restricted subsidiaries of any Loan Party and material instruments issued to any Loan Party, together with customary transfer powers executed in blank, and (D) as set forth in clause (ii) below, (ii) control agreements or control or similar arrangements be required with respect to deposit or securities accounts except as provided under “Cash Dominion” or (except as expressly set forth above) any other asset, (iii) landlord lien waivers, bailee waivers, collateral access agreements or similar agreements be required (it being understood that failure to obtain the same in the States of Pennsylvania, Virginia and Washington or any other state, province or territory in which a landlord’s claim for rent has priority over the liens in respect of the ABL Facilities may result in the imposition of rent reserves in the Permitted Discretion of the ABL Administrative Agent), (iv) notices be required to be sent to account debtors or other contractual third parties prior to the occurrence and during the continuance of an event of default or (v) perfection (except to the extent perfected through the filing of UCC and PPSA financing statements) be required with respect to letter of credit rights. No Loan Party will be required to take any action to create or perfect liens on any assets under non-United States law except with respect to the

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Canadian Guarantor unless there are non-U.S. Guarantors added after the Closing Date (and in such instances, only with respect to the assets or stock of such non-U.S. Guarantor and subject to customary exceptions, limitations and restrictions imposed by local law). All of the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the ABL Documentation Principles, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to Permitted Liens.

The lien priority, relative rights and other intercreditor issues in respect of the ABL Facilities and the Term Facility will be subject to a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be based upon a precedent intercreditor agreement agreed among counsel to the ABL Administrative Borrower and counsel to the ABL Administrative Agent and the Term Administrative Agent, with modifications to be reasonably agreed.

The ABL Guaranteed Obligations will be subject to a single lien securing all such ABL Guaranteed Obligations; provided that the Revolving Facility shall be prior to the Guaranteed Hedging and Cash Management Obligations in the payment waterfall, and the Guaranteed Hedging and Cash Management Obligations shall be prior to the FILO Term Facility in the payment waterfall.

Extensions:

The ABL Documentation will contain customary provisions permitting the ABL Administrative Borrower to extend the maturities of either or both of the Revolving Facility and the FILO Term Facility with the consent of only those ABL Lenders whose maturities are being extended and without the consent of any other ABL Lender; provided that it is understood that no existing ABL Lender will have any obligation to commit to any such extension; provided, further, that any such extension, without limitation, may, subject to ABL Administrative Borrower’s consent, contain an increase in the interest rate or fees payable with respect to such extended loans and commitments, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions. Any extension of an Issuing Bank’s or Swingline Lender’s commitment shall require consent of such Issuing Bank or the Swingline Lender, as applicable.

Conditions to Initial Borrowing

On the Closing Date:	The conditions precedent to the initial borrowing and issuance of letters of credit under the ABL Facilities on the Closing Date will be limited to those expressly set forth in Annex I hereto.

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Conditions to Each Borrowing

After the Closing Date:

Conditions precedent to each borrowing or issuance under the Revolving Facility after the Closing Date will be (a) that no default or event of default is continuing or will result from such borrowing or issuance, (b) the accuracy in all material respects of all representations and warranties (provided that the foregoing materiality qualifier shall not be applicable to any representation qualified by materiality, and any representation relating to an earlier date shall have been accurate in all material respects as of such earlier date), (c) receipt of a customary borrowing notice or letter of credit request, as applicable and (d) the satisfaction of the Availability Conditions.

Documentation:

The definitive documentation for the ABL Facilities (the “ABL Documentation”): (a) will contain only those representations, warranties, covenants, mandatory prepayments, events of default and other provisions expressly set forth in this ABL Term Sheet (including by reference to the Term Facility), (b) will reflect the ABL Administrative Agent’s standard agency provisions, (c) will contain customary EU “bail-in” provisions, (d) except as set forth in clauses (a), (b) and (c), will be based upon, and no less favorable to the Loan Parties than, with respect to provisions other than asset-based lending provisions (it being understood that the ABL Documentation will include customary asset-based lending provisions to be agreed), the Term Documentation (and, other than as set forth herein, have monetary baskets (including growers) and thresholds no less than those set forth in the Term Documentation) and (e) will be subject to materiality qualifications and other exceptions that give effect to and/or permit the Transactions.

Notwithstanding the foregoing, all leases of Parent and its restricted subsidiaries that are treated as operating leases for purposes of GAAP on the Closing Date shall continue to be accounted for as operating leases for purposes of the defined financial terms, including “Capital Lease Obligations” under the ABL Documentation regardless of any change to GAAP announced or required to be implemented following such date which would otherwise require such leases to be treated as capital leases.

The provisions of this section are referred to herein as the “ABL Documentation Principles”.

Representations and Warranties:	Representations and warranties will be substantially the same as those set forth in the Term Facility, but including representations and warranties as to accuracy of Borrowing Base certificates.

Affirmative Covenants:	Affirmative covenants will be substantially the same as those set forth in the Term Facility, with appropriate modifications to reflect the asset-based loan facility status of the ABL Facilities in

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a manner consistent with the ABL Documentation Principles, but including (a) at any time Availability is less than the greater of (x) 15% of the Line Cap and (y) $15,000,000, delivery of unaudited monthly financial statements within 30 days after the end of each month (beginning with the month immediately prior to the month in which such event occurred and continuing each month thereafter until Availability shall have been at least equal to the greater of (x) 15% of the Line Cap and (y) $15,000,000 for 20 consecutive calendar days), (b) delivery of monthly Borrowing Base certificates, setting forth the calculation of the Borrowing Base and of Availability and, to the extent FILO Term Loans are outstanding, the FILO Borrowing Base, within 20 calendar days after the end of each month (subject to (x) weekly delivery during a Liquidity Period on the immediately following Wednesday after the end of each week and (y) delivery following the release of Collateral, or the release of a ABL Co-Borrower or Guarantor holding Collateral, in either case, constituting $10,000,000 or more of the Borrowing Base in the aggregate in any 30 day period), (c) maintenance of cash management systems and control over accounts in a manner consistent with “Cash Dominion” below and (d) that the compliance certificates delivered in connection with financial statements (including monthly financial statements as provided above) shall contain a calculation of the Springing Financial Covenant regardless of whether then in effect.

“Liquidity Period” means (a) the period from the date Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000, in either case for five consecutive business days, in each case to the date Availability shall have been at least equal to the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000 for 20 consecutive calendar days or (b) upon the occurrence of any Specified Event of Default, the period that such Specified Event of Default shall be continuing.

In addition, the ABL Administrative Agent shall be permitted to conduct, at the ABL Co-Borrowers’ expense, one field examination and one inventory appraisal with respect to assets comprising the Borrowing Base per fiscal year; provided that (a) at any time after the date on which Availability has been less than the greater of 20% of the Line Cap and $20,000,000 for a period of five consecutive business days in any fiscal year, one additional field examination and one additional inventory appraisal will be permitted in such fiscal year; and (b) at any time during the continuance of a Specified Event of Default, additional field examinations and inventory appraisals shall be required at the ABL Administrative Agent’s request.

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“Specified Event of Default” shall mean (i) any payment or bankruptcy event of default, (ii) any failure to deliver a Borrowing Base certificate beyond the applicable grace period or a material inaccuracy in a Borrowing Base certificate, (iii) any failure to comply with the Springing Financial Covenant or (iv) any failure to comply with cash management provisions relating to cash dominion.

Negative Covenants:

Negative covenants will be substantially the same as those set forth in the Term Facility, with appropriate modifications to reflect the asset-based loan facility status of the ABL Facilities in a manner consistent with the ABL Documentation Principles, including that (a) with respect to the general dispositions basket, if any such disposition involves assets included in the Borrowing Base that contributed more than $10,000,000 to the Borrowing Bases, as a condition to such disposition, an updated Borrowing Base certificate shall be required to be delivered to the ABL Administrative Agent (recalculating the Borrowing Base and the FILO Borrowing Base and Availability after giving effect to such disposition), (b) investments, restricted payments and restricted junior debt payments shall not be permitted in reliance on the “Available Basket” or pursuant to any ratio-based baskets applicable to the Term Facility, and such investments, restricted payments and restricted junior debt payments shall be permitted subject to satisfaction of the Payment Condition (as defined below), in the case of investments, restricted payments for application to the Existing Indenture Discharge or for debt service on the Convertible Senior Notes and restricted junior debt payments, or the Distribution Condition (as defined below), in the case of other restricted payments, (c) “Permitted Acquisitions” shall be subject to the satisfaction of the Payment Condition, (d) there will be customary prohibitions on senior or pari passu liens on the Current Asset Collateral in connection with the incurrence of secured indebtedness (including pursuant to any general or ratio-based lien or debt baskets provided for in the Term Facility) and (e) any prepayment of indebtedness incurred under the Term Facility shall not constitute a “Restricted Junior Debt Payment”. Notwithstanding anything to the contrary herein, the ABL Documentation shall include the exceptions set forth in the Term Loan Term Sheet at clause (d)(v) (for the incurrence of junior lien or unsecured indebtedness for application to the Existing Indenture Discharge) under the heading “Negative Covenants”.

The “Payment Condition” means no event of default has occurred and is continuing or would immediately result from any applicable action and either (a) Availability on a pro forma basis after giving effect to such transaction (and the average Availability over the prior 30 day period on a pro forma basis assuming such transaction occurred on the first day of such 30 day prior period) is at least the greater of (i) 17.5% of the Line Cap and (ii) $17,500,000 at such time or (b)(i) Availability on a

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pro forma basis after giving effect to such transaction (and the average Availability over the prior 30 day period on a pro forma basis assuming such transaction occurred on the first day of such 30 day prior period) is at least the greater of (A) 12.5% of the Line Cap and (B) $12,500,000 at such time and (ii) the ABL Co-Borrowers are in pro forma compliance with the Springing Financial Covenant recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are available, whether or not compliance with such Springing Financial Covenant is otherwise required at such time.

The “Distribution Condition” means no event of default has occurred and is continuing or would immediately result from any applicable action and either (a) Availability on a pro forma basis after giving effect to such transaction (and the average Availability over the prior 30 day period on a pro forma basis assuming such transaction occurred on the first day of such 30 day prior period) is at least the greater of (i) 20% of the Line Cap and (ii) $20,000,000 at such time or (b)(i) Availability on a pro forma basis after giving effect to such transaction (and the average Availability over the prior 30 day period on a pro forma basis assuming such transaction occurred on the first day of such 30 day prior period) is at least the greater of (A) 15% of the Line Cap and (B) $15,000,000 at such time and (ii) the ABL Co-Borrowers are in pro forma compliance with the Springing Financial Covenant recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are available, whether or not compliance with such Springing Financial Covenant is otherwise required at such time.

Cash Dominion:

Within 90 days after the Closing Date (or such longer period as the ABL Administrative Agent may reasonably agree), the Loan Parties shall be required to enter into account control agreements on the Loan Parties’ deposit (including concentration) accounts, including such accounts where the proceeds of sales of inventory or any cash proceeds of accounts receivable are deposited (and in any event excluding (a) the Excluded Accounts and zero balance accounts and (b) certain other accounts with balances not exceeding $100,000 individually or $5,000,000 in the aggregate, in each case for a period of 5 business days). The Loan Parties shall be required to maintain a main cash collection account with the ABL Administrative Agent (the “Collection Account”). The ABL Administrative Agent shall have the right, during any Dominion Period, to cause all amounts on deposit in any blocked account to be transferred to the Collection Account at the end of each business day. During a Dominion Period, the ABL Administrative Agent shall have the right to require that all amounts on deposit in the Collection Account and/or any blocked account be applied on a daily basis by the ABL

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Administrative Agent to reduce, first, the Revolving Loans outstanding under the Revolving Facility until no Revolving Loans remain outstanding and, second, the FILO Term Loans outstanding under the FILO Term Facility.

“Dominion Period” means (a) the period from the date Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000, in either case for five consecutive business days, in each case, to the date Availability shall have been at least equal to the greater of (x) 12.5% of the Line Cap and (y) $12,500,000 for 30 consecutive calendar days or (b) upon the occurrence of any Specified Event of Default, the period that such Specified Event of Default shall be continuing; provided that a Dominion Period may not be deemed to have ended under this definition on more than three (3) occasions in any period of 365 consecutive days, with each such 365 consecutive day period commencing on the first day of each such Dominion Period.

Springing Financial Covenant:

The ABL Documentation will contain the following springing financial covenant (the “Springing Financial Covenant”) with regard to the ABL Administrative Borrower and its restricted subsidiaries on a consolidated basis: a minimum trailing four quarter Fixed Charge Coverage Ratio of 1.0 to 1.0; which covenant shall only be tested (subject to the standstill provisions described below) as of the end of the most recent fiscal quarter ended prior to any Covenant Trigger Date for which financial statements have been delivered or were required to be delivered and on the last day of each subsequent fiscal quarter ending thereafter and prior to the next subsequent Minimum Availability Compliance Date. A “Covenant Trigger Date” shall occur on any date that Availability falls below the greater of (a) 12.5% of the Line Cap and (b) $12,500,000. A “Minimum Availability Compliance Date” shall occur on the first date after a Covenant Trigger Date upon which Availability has exceeded the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000 for at least 30 consecutive days.

“Fixed Charge Coverage Ratio” shall mean for any four fiscal quarter period the ratio of (a) Consolidated EBITDA (to be defined as set forth in the Term Facility) for such period minus (i) all unfinanced capital expenditures (including capital expenditures financed by borrowings under the Revolving Facility) paid in cash for such period and (ii) cash income taxes paid for such period (net of cash refunds received for such period) to (b) the sum of (i) cash interest expense paid or payable currently for such period (but in any event to (A) exclude (x) fees and expenses associated with the Transactions, (y) costs associated with obtaining, or breakage costs in respect of, swap or hedging agreements, and (z) amortization of deferred

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financing costs and (B) be net of interest income), plus (ii) scheduled amortization of funded indebtedness (including capital leases) paid or payable currently in cash for such period, plus (iii) restricted payments made to persons other than Loan Parties (other than for application to the Existing Indenture Discharge or for debt service on the Convertible Senior Notes), in a manner consistent with the ABL Documentation Principles.

For purposes of determining compliance with the Springing Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the ABL Administrative Agent) made to Parent (which shall be contributed in cash to the common equity of the ABL Administrative Borrower) following the end of the applicable fiscal quarter and on or prior to the day that is 10 business days after the date financial statements are required to be delivered for such fiscal quarter or, with respect to a Covenant Trigger Date, within 10 business days after such Covenant Trigger Date, will, at the request of the ABL Administrative Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Springing Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and no more than five Specified Equity Contributions may be made during the term of the Revolving Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the ABL Co-Borrowers to be in pro forma compliance with the Springing Financial Covenant, (c) all Specified Equity Contributions shall be counted solely for purposes of compliance with the Springing Financial Covenant and shall be disregarded for all other purposes, including for purposes of determining any baskets with respect to the covenants contained in the ABL Documentation and (d) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Springing Financial Covenant for the fiscal quarter in which such Specified Equity Contribution is made. In the event of any failure to comply with the Springing Financial Covenant following a Covenant Trigger Date and prior to the next succeeding Minimum Availability Compliance Date, during the period where failure to comply may be cured with a Specified Equity Contribution as described above (an “Equity Cure Grace Period”), such failure shall not constitute an Event of Default and the ABL Administrative Agent and the Revolving Lenders shall not be permitted to accelerate Revolving Loans held by

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them or to exercise remedies against the Collateral, in each case unless such failure is not timely cured pursuant to the exercise of the cure right; provided, however, that such standstill shall be solely with respect to a breach of the Springing Financial Covenant.

During an Equity Cure Grace Period, no borrowings or issuances of Letters of Credit shall be permitted unless the ABL Co-Borrowers are in compliance with the Springing Financial Covenant.

Unrestricted Subsidiaries:

Substantially the same requirements as those set forth in the Term Facility, with appropriate modifications to reflect the asset-based loan facility status of the ABL Facilities in a manner consistent with the ABL Documentation Principles, except that (a) no restricted subsidiary may be designated as an unrestricted subsidiary under the ABL Facilities if it is a “restricted subsidiary” under the Term Facility or any other indebtedness of the Loan Parties exceeding $20,000,000, (b) no ABL Co-Borrower may be designated as an “unrestricted subsidiary” and (c) in addition, the Payment Condition will be required to be satisfied on a pro forma basis.

Events of Default:

Events of Default will be the same as those set forth in the Term Facility, with appropriate modifications to reflect the asset-based loan facility status of the ABL Facilities in a manner consistent with the ABL Documentation Principles, including that additional events of default will be included for (a) material misrepresentation of a Borrowing Base calculation, (b) failure to deliver a Borrowing Base certificate (which, in the case of monthly certificates, is subject to a 5 business day grace period and, in the case of weekly certificates, is subject to a 2 business day grace period) and (c) breach of the cash management provisions (which is subject to a 3 business day grace period but no grace period during any Dominion Period) There will be no cross-default under the ABL Facilities based on any default under the Term Facility that is the subject of a forbearance by Term Lenders.

Assignments and Participations:

Substantially the same provisions as those set forth in the Term Facility, with appropriate modifications to reflect the revolving credit loan facility status of the Revolving Facility in a manner consistent with the ABL Documentation Principles except that (a) after the Closing Date, each Revolving Lender may assign all or, in minimum amounts of $5,000,000 (and integral multiples of $1,000,000 in excess thereof), a portion of its loans and commitments under the Revolving Facility, and each FILO Term Lender may assign all or, in minimum amounts of $1,000,000 (and integral multiples of $1,000,000 in excess thereof), a portion of its loans and commitments under the FILO Term

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Facility and (b) assignments and participations to Parent and its subsidiaries, and assignments and, to the extent the list of Disqualified Lenders is disclosed to any ABL Lender upon request, participations to Disqualified Lenders shall not be permitted and shall be subject to remedial measures substantially consistent with those promulgated by the LSTA.

The ABL Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the foregoing provisions relating to Disqualified Lenders, provided that without limiting the generality of the foregoing, the ABL Administrative Agent, in its capacity as such, shall not (a) be obligated to ascertain, monitor or inquire as to whether any ABL Lender or participant or prospective ABL Lender or participant is a Disqualified Lender or (b) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information in connection therewith, to any Disqualified Lender; it being agreed that the foregoing shall not relieve the ABL Administrative Agent, to the extent constituting an ABL Lender, from its obligations in respect of Disqualified Lenders in connection with assignments and participations, and disclosure of confidential information in connection therewith, by it.

Expenses and Indemnification:

Substantially the same provisions as those set forth in the Term Facility, with appropriate modifications to reflect the asset-based loan facility status of the ABL Facilities in a manner consistent with the ABL Documentation Principles.

Yield Protection, Taxes and

Other Deductions:	Substantially the same provisions as those set forth in the Term Facility.

Defaulting Lender:	The ABL Documentation will contain customary “defaulting lender” provisions, consistent with the LSTA provisions.

Voting:

Substantially the same provisions as those set forth in the Term Facility, with appropriate modifications to reflect the asset-based loan facility status of the ABL Facilities in a manner consistent with the ABL Documentation Principles except that (a) the consent of Revolving Lenders holding at least 66 2⁄3% of the aggregate amount of the loans and commitments under the Revolving Facility and of FILO Term Lenders holding at least 66 2⁄3% of the aggregate amount of the loans and commitments under the FILO Term Facility will be required for amendments or waivers to change the definition of the Borrowing Base and the component definitions thereof the effect of which would be to increase availability, (b) the consent of FILO Term Lenders holding at least 66 2⁄3% of the aggregate amount of the loans and commitments under the FILO Term Facility will be required for

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amendments or waivers to (i) increase the advance rates for the FILO Borrowing Base, (ii) change the definition of the FILO Borrowing Base and the component definitions thereof the effect of which would be to increase availability or (iii) modify the FILO Term Loan Push Down Reserve, (c) the consent of Revolving Lenders holding at least 66 2⁄3% of the aggregate amount of the loans and commitments under the Revolving Facility and of ABL Lenders holding at least 66 2⁄3% of the aggregate amount of the loans and commitments under the ABL Facilities will be required to increase the advance rates for the Borrowing Base, (d) the consent of Revolving Lenders holding more than 50% of the aggregate amount of loans and commitments under the Revolving Facility will be required for all amendments or waivers, except for any amendment or waiver that relates solely to the FILO Term Facility and does not directly or indirectly affect the Revolving Lenders in any adverse manner, (e) the consent of FILO Term Lenders holding more than 50% of the aggregate amount of loans and commitments under the FILO Term Facility will be required for amendments or waivers that affect the Springing Financial Covenant (including component definitions thereof), cash dominion provisions and trigger events, Availability Conditions, Payment Condition, Liquidity Period, Prepayment Condition or Line Cap or any other amendments or waivers, except for any amendment or waiver that relates solely to the Revolving Facility and does not directly or indirectly affect the FILO Term Lenders in any adverse manner, and (f) customary protections for the ABL Administrative Agent, the Swingline Lender and the Issuing Banks will be provided with respect to any amendment that modifies administrative, swingline or letter of credit specific provisions, as applicable.

The ABL Documentation shall contain customary provisions for replacing or terminating the commitments of non-consenting ABL Lenders in connection with amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

The ABL Documentation shall contain customary provisions for replacing a defaulting lender or a lender seeking indemnity for increased costs or grossed-up tax payments and other defaulting lender provisions, including the ability to terminate the commitment of a defaulting lender on a non-pro rata basis, and the ability to withhold payments owed to a defaulting lender to secure its obligations (including its obligation to fund Revolving Loans and to purchase participations in letters of credit and swingline loans).

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In addition, if the ABL Administrative Agent and the ABL Administrative Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the ABL Documentation, then the ABL Administrative Agent and the ABL Administrative Borrower shall be permitted to amend such provision without any further action or consent of any other party.

Governing Law and Forum:	Substantially the same as under the Term Facility, mutatis mutandis.

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ANNEX I

CONDITIONS TO CLOSING

The commitments of the Revolving Lenders with respect to the Revolving Facility and the initial funding of the ABL Facilities on the Closing Date are subject only to satisfaction (or waiver by each ABL Lender in its sole discretion) of the conditions expressly stated in this Annex I.

1. The ABL Administrative Borrower shall have delivered or caused to be delivered (a) customary legal opinions, (b) good standings (or equivalent) for each Loan Party from its jurisdiction of organization, (c) customary evidence of authority for each Loan Party, (d) customary closing date officer’s certificates, (e) a perfection certificate, (f) customary UCC and PPSA lien searches for each Loan Party in its jurisdiction of organization, (g) a solvency certificate, certifying as to the Closing Date solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions, from the chief financial officer or another officer with equivalent duties of the Borrower, in the form attached hereto as Annex II and (h) customary borrowing notices.

2. The representations and warranties contained in the ABL Documentation shall be true and correct in all material respects (provided that the foregoing materiality qualifier shall not be applicable to any representations qualified or modified by materiality).

3. The Loan Parties shall have provided or caused to be provided the documentation and other information to the ABL Administrative Agent that it reasonably determines is required by United States and Canadian regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and Canadian AML Legislation, in each case, at least three business days prior to the Closing Date, to the extent that the ABL Administrative Agent has reasonably requested in writing at least 10 business days prior to the Closing Date.

4. All fees required to be paid by the ABL Administrative Borrower on the Closing Date and, to the extent invoiced at least three business days prior to the Closing Date, all reasonable and documented out-of-pocket expenses required to be reimbursed by the ABL Administrative Borrower to the ABL Lenders in connection with the ABL Transactions shall have been paid, in each case to the extent due.

5. Each of the Loan Parties (and where required, the ABL Lenders) shall have executed and delivered the definitive documentation with respect to the ABL Facilities consistent with the Summary of Principal Terms and Conditions to which this Annex I is attached. All documents and instruments required to create and perfect the security interest of the ABL Administrative Agent in the collateral described under the heading “Security” in the Summary of Principal Terms and Conditions to which this Annex I is attached shall have been executed and delivered and, if applicable, be in proper form for filing. Each of the Loan Parties shall have executed and delivered the definitive documentation with respect to the Term Facility consistent with the Summary of Principal Terms and Conditions thereof. The ABL Administrative Agent and the Term Administrative Agent shall have entered into the Intercreditor Agreement.

Annex I-1

6. The ABL Administrative Agent shall have received and be reasonably satisfied with a duly completed Borrowing Base certificate that has been reviewed by a third party for the month most-recently ended at least 20 days prior to the Closing Date.

7. Immediately after giving pro forma effect to the transactions contemplated hereby and the initial borrowings to be made on the Closing Date, Availability shall be not less than an amount to be agreed.

Annex I-2

ANNEX II

[FORM OF SOLVENCY CERTIFICATE]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [•] of the [insert description of agreement]1, dated as of [•] (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Agreement”), among [parties to be defined]. Capitalized terms used herein without definition have the same meanings as in the Agreement.

I hereby certify on behalf of the Borrower, solely in my capacity as an officer of the Borrower and not in my individual capacity as follows:

1. I am the duly qualified and acting [Chief Financial Officer] [specify other officer with equivalent duties] of the Borrower and in such capacity am a senior financial officer with responsibility for the management of the financial affairs of the Borrower and the preparation of consolidated financial statements of the Borrower. In connection with the following certifications, I have reviewed the financial statements of Borrower and its subsidiaries and the business, financial conditions, assets and liabilities of the Borrower and its subsidiaries.

2. I have carefully reviewed the contents of this Certificate and have made such investigations and inquiries as I have deemed to be reasonably necessary and prudent, and have carefully reviewed the Agreement and the other [Loan Documents] [insert analogous defined term] referred to therein (collectively, the “Transaction Documents”) and such other documents as I have deemed relevant.

3. The projections which underlie and form the basis for the certifications made in this Certificate were made in good faith based on assumptions believed to be reasonable at the time made and continue to be believed to be reasonable as of the date hereof.

4. As of the date hereof, before and after giving effect to the transactions contemplated by the Transaction Documents and the loans made under the Agreement it is my opinion that:

a. the fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of the Borrower and its subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

[1]	A Certificate will be delivered for each of the Term Facility and the ABL Facilities.

Annex II-1

b. the present fair salable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of the Borrower and its subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

c. the Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances;

d. the Borrower and its subsidiaries have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting;

e. none of the Borrower’s Canadian subsidiaries is an ‘insolvent person’ as such term is defined in the Bankruptcy and Insolvency Act (Canada).

5. The Borrower and its subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts or liabilities that would be beyond their ability to pay such debts as they mature.

[ ]

By:
Name:
Title:

Annex II-2